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Filed Pursuant to Rule 424(b)(5)
Registration Statement Nos. 333-83240
333-83240-03

PROSPECTUS SUPPLEMENT
To Prospectus dated March 14, 2002

2,400,000 Capital Securities CFB CAPITAL III

8.125% Cumulative Capital Securities
(Liquidation Amount of $25 per Capital Security)
Fully and Unconditionally Guaranteed by

COMMUNITY FIRST BANKSHARES, INC.

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The capital securities represent undivided beneficial interests in the assets of CFB Capital III. CFB Capital III will invest the proceeds of this offering of capital securities in the 8.125% junior subordinated debentures of Community First Bankshares, Inc.

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You will be entitled to quarterly cash distributions at an annual rate of 8.125% beginning July 15, 2002. We may defer payment of the distributions at any time for up to 20 consecutive quarters, but not past the maturity date.

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The capital securities are effectively subordinated to all of our existing and future indebtedness and that of our subsidiaries and equal to existing and future trust related securities.

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The junior subordinated debentures mature, and the capital securities must be redeemed, by April 15, 2032. CFB Capital III may redeem the capital securities at a redemption price of $25 per capital security, plus accumulated and unpaid distributions, at any time on or after April 15, 2007, or earlier under certain circumstances.

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The capital securities have been approved for trading on the Nasdaq National Market under the symbol "CFBXN."

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Community First Bankshares, Inc. will effectively guarantee, fully and unconditionally, the payment by CFB Capital III of amounts due on the capital securities, but only if payments are first made on the junior subordinated debentures.

This investment involves risk. See "Risk Factors" beginning on page S-9.

These securities are not savings accounts or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

	Per Capital Security	Total
Public offering price	$25.00	$60,000,000
Underwriting commission paid by Community First Bankshares, Inc.	$0.7875	$1,890,000
Proceeds to CFB Capital III	$25.00	$60,000,000

Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone's investment in these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

U.S. Bancorp Piper Jaffray	RBC Capital Markets

The date of this prospectus supplement is March 21, 2002.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any person to provide you with different information. This prospectus supplement and the accompanying prospectus are not an offer to sell, nor are they seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus supplement and the accompanying prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

This prospectus supplement and the accompanying prospectus contain forward-looking statements that involve risks and uncertainties. These statements may be identified by the use of words such as "expects," "anticipates," "intends," "plans," and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to these differences include those discussed in the section entitled "Risk Factors" in this prospectus supplement and incorporated by reference in our Form 10-K for the year ended December 31, 2001 and elsewhere in this prospectus supplement and the accompanying prospectus.

SUMMARY

The items in the following summary are described in more detail later in this prospectus supplement and the accompanying prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus supplement and the accompanying prospectus, our financial statements and the other information incorporated by reference into this prospectus supplement and the accompanying prospectus. Unless the context otherwise requires, the words "Community First", "we", "our", and "us" refer to Community First Bankshares, Inc. and our consolidated subsidiaries.

Business of Community First Bankshares, Inc.

Community First Bankshares, Inc. is a bank holding company that, as of December 31, 2001, operated through one bank subsidiary with banking offices in 138 communities in Arizona, California, Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota, South Dakota, Utah, Wisconsin and Wyoming. Our total assets were approximately $5.8 billion as of December 31, 2001.

Our banking offices are community banks that provide a full range of commercial and consumer banking services primarily to businesses and individuals in small and medium-sized communities and the surrounding areas. We provide our banking offices with the advantages of affiliation with a bank holding company, such as access to our lines of financial services, including trust products and administration, insurance and investment services, data processing services, credit policy formulation and review, investment management and specialized staff support. We grant autonomy to managers of our banking offices with respect to day-to-day operations, customer service decisions and marketing. Credit and product offerings are being centralized to increase efficiency. Our banking offices are encouraged to participate in community activities, support local charities and community development, and otherwise enhance their images in their communities.

Our executive office is located at 520 Main Avenue, Fargo, North Dakota, and our telephone number is (701) 298-5600.

CFB Capital III

CFB Capital III is a statutory business trust recently organized under Delaware law by us and the trustees of the trust. We formed the trust as a financing subsidiary. When the trust issues the capital securities offered by this prospectus supplement and the accompanying prospectus, the purchasers in this offering will own all of the issued and outstanding capital securities of the trust. In exchange for our capital contribution to the trust, we will own all of the issued and outstanding common securities of the trust, which will equal 3% of the total capital of the trust. We created the trust to:

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  issue the capital securities to the public for cash;

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  issue the common securities of CFB Capital III to us;

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  invest the proceeds from the sale of the capital securities and the common securities in an equivalent amount of the junior subordinated debentures issued by us;

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  maintain CFB Capital III's status as a grantor trust for federal income tax purposes; and

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  engage in activities that are incidental to those listed above.

Because CFB Capital III was established only for the purposes listed above, the junior subordinated debentures will be CFB Capital III's sole assets. Payments on the junior subordinated debentures will be CFB Capital III's sole source of income. CFB Capital III will issue only one series of capital securities.

CFB Capital III's address is 520 Main Avenue, Fargo, North Dakota, and its telephone number is (701) 298-5600.

The Offering

Issuer	CFB Capital III, a Delaware statutory business trust.
Securities offered
2,400,000 capital securities, which represent preferred undivided interests in CFB Capital III's assets. Those assets will consist solely of our junior subordinated debentures and interest and principal paid by us on those junior subordinated debentures.
Offering price	$25 per capital security.
Payment of distributions
If you purchase the capital securities, as an undivided beneficial owner in the junior subordinated debentures, you will be entitled to receive cumulative cash distributions at an annual rate of 8.125%. Interest on the junior subordinated debentures will accrue, and as a result distributions on the capital securities will accumulate, from the date of issuance, and will be paid quarterly in arrears on April 15, July 15, October 15 and January 15 of each year, beginning July 15, 2002, unless they are deferred as described below. The amount of each distribution due will include amounts accrued through the date the distribution payment is due. So long as the capital securities are represented by a global security, the record date for distributions will be the business day before the distribution date.
We have the option to extend the interest payment period
CFB Capital III will rely solely on payments made by us under the junior subordinated debentures to pay distributions on the capital securities. So long as we are not in default under the indenture relating to the junior subordinated debentures, we may, at one or more times, defer interest payments on the junior subordinated debentures for up to 20 consecutive quarters, but not beyond the maturity date. If we defer interest payments on the junior subordinated debentures:
• CFB Capital III will also defer distributions on the capital securities;
• the distributions to which you are entitled will accumulate; and
• these accumulated distributions will earn interest at an annual rate of 8.125%, compounded quarterly, until paid.

At the end of any deferral period, we will pay to CFB Capital III all accumulated and unpaid distributions under the junior subordinated debentures. The trust will then pay all accumulated and unpaid distributions to you.

Once we make all deferred interest payments on the junior subordinated debentures, we again can defer interest payments on the junior subordinated debentures as discussed above. As a result, there could be multiple periods of varying length during which you would not receive cash distributions.

We currently do not intend to defer interest on the junior subordinated debentures. If we defer the interest payments, however, neither we nor our subsidiaries generally will be permitted to:
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declare or pay any dividends on, other than dividends in the form of capital stock, make distributions on, redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, other than a payment of dividends or distributions to us or to any of our direct or indirect subsidiaries;
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make any payment of principal or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank equally with or junior in interest to the junior subordinated debentures; or
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make any guarantee payments on any guarantee of debt securities of any of our subsidiaries (including under other guarantees of junior subordinated debentures) if the guarantee ranks equally with or junior in interest to the junior subordinated debentures, except in some circumstances.
You will still be taxed if distributions on the capital securities are deferred
If we defer interest payments on the junior subordinated debentures, the junior subordinated debentures will be treated at that time as being issued with original issue discount for United States federal income tax purposes. This means you would be required to accrue income in an amount equal to the deferred distributions on your capital securities. These amounts would be included in your gross income for United States federal income tax purposes.
Maturity	Our junior subordinated debentures will mature on April 15, 2032.
Redemption of the capital securities is possible	CFB Capital III will redeem outstanding capital securities when the junior subordinated debentures are paid either at maturity or upon early redemption.

We may redeem all or part of the junior subordinated debentures at 100% of their principal amount plus accrued but unpaid interest at any time on or after April 15, 2007. In addition, we may redeem, at any time, all, but not part of the junior subordinated debentures if:
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the interest we pay on the junior subordinated debentures is no longer deductible by us for United States federal income tax purposes, CFB Capital III becomes subject to United States federal income tax or CFB Capital III becomes subject to certain other taxes or governmental charges;

• existing laws or regulations change in a manner requiring CFB Capital III to register as an investment company; or
• the capital adequacy guidelines of the Federal Reserve change so that the capital securities are not eligible to be counted as Tier 1 capital.

Early redemption of the junior subordinated debentures will be subject to the prior approval of the Federal Reserve, if approval is necessary. If CFB Capital III redeems the capital securities, you will receive the liquidation amount of $25 per capital security, plus any accumulated and unpaid distributions up to the date of redemption.
We may distribute the junior subordinated debentures directly to you
We may, at any time, dissolve CFB Capital III and distribute the junior subordinated debentures to you, subject to the prior approval of the Federal Reserve, if approval is necessary. If we distribute the junior subordinated debentures to you, we will use our best efforts to list them on a national securities exchange or comparable quotation system.
Our guarantee of payment
We guarantee that CFB Capital III will use its assets to pay the distributions and liquidation amounts on the capital securities. However, the guarantee does not apply when CFB Capital III does not have sufficient funds to make the payments. If we do not make payments on the junior subordinated debentures, CFB Capital III will not have sufficient funds to make payments on the capital securities. In addition, our obligations under the guarantee are subordinate to our obligations to other creditors to the same extent as the junior subordinated debentures. In the event we do not make payments on the junior subordinated debentures, your remedy is to institute a legal proceeding directly against us for enforcement of payments on the junior subordinated debentures.
How the securities will rank in right of payment	Our obligations under the capital securities, the junior subordinated debentures and the guarantee are unsecured and will rank as follows with regard to the right of payment:
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our obligations under the capital securities rank equal to the common securities of CFB Capital III. CFB Capital III will pay distributions on the capital securities and the common securities pro rata. However, if we default on the junior subordinated debentures, then no distributions on the common securities will be paid until all accumulated and unpaid distributions on the capital securities have been paid;

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our obligations under the junior subordinated debentures and the capital securities guarantee are subordinate and rank junior to all of our existing or future debt and rank equal to our existing or future trust-related securities, unless any such obligations are specifically subordinated; and
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because we are a holding company, the junior subordinated debentures and the guarantee will effectively be subordinate to all depositor's claims, as well as existing and future liabilities of our subsidiaries.
You will not receive certificates
The capital securities will be represented by a global security that will be deposited with and registered in the name of The Depository Trust Company, New York, New York, or its nominee. This means that you will not receive a certificate for the capital securities. Instead, your beneficial ownership interests will be recorded through the DTC book-entry system.
Voting rights of the capital securities	Except in limited circumstances described in this prospectus supplement and the accompanying prospectus, you will have no voting rights.
Nasdaq National Market symbol	The capital securities have been approved for trading on the Nasdaq National Market under the symbol "CFBXN."
Use of proceeds
The proceeds to CFB Capital III from the sale of the capital securities will be invested by CFB Capital III in our junior subordinated debentures. We presently intend to use the net proceeds from the issuance of the junior subordinated debentures to redeem, in full, the 8 7/8% junior subordinated debentures that we sold to CFB Capital I in February 1997. In connection with that redemption, CFB Capital I would then redeem all of its outstanding capital securities. The capital securities issued by CFB Capital III will be eligible to be treated as Tier 1 capital under the capital guidelines of the Federal Reserve.
Risk factors
See "Risk Factors" in this prospectus supplement and incorporated by reference in our Form 10-K for the year ended December 31, 2001 for a discussion of factors that you should carefully consider before you decide to purchase the capital securities.

Summary Consolidated Financial Data
(dollars in thousands, except per share data)

The following table sets forth certain consolidated financial data concerning us and our consolidated subsidiaries. The summary financial data for each of the five years ended December 31, 2001, is derived from our audited consolidated financial statements, and related notes, which have been audited by Ernst & Young LLP, independent auditors, and incorporated by reference in this prospectus supplement and the accompanying prospectus. The results for past periods are not necessarily indicative of results that may be expected in future periods. This summary financial data should be read in conjunction with our consolidated financial statements, and related notes, and Management's Discussion and Analysis of Financial Condition and Results of Operations included in Exhibit 13.1 to our Form 10-K for the year ended December 31, 2001 filed with the SEC on March 18, 2002 and incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Years Ended December 31,
	2001	2000	1999	1998	1997
Operating Data:
Total interest income	$434,016	$477,558	$465,206	$467,270	$342,789
Total interest expense	162,220	210,281	185,818	194,787	140,488

Net interest income before provision for loan losses	271,796	267,277	279,388	272,483	202,301
Provision for loan losses	17,520	15,781	20,184	23,136	6,604

Net interest income after provision for loan losses	254,276	251,496	259,204	249,347	195,697
Noninterest income	76,682	75,205	72,509	63,267	49,947
Noninterest expense	232,423	219,319	218,227	240,648	159,633
Net income	65,059	71,634	74,913	45,463	60,865
Per Share Data:
Basic earnings per share	$1.59	$1.55	$1.50	$0.90	$1.31
Diluted earnings per share	1.57	1.54	1.48	0.89	1.27
Dividends paid	0.68	0.60	0.56	0.44	0.35
Balance Sheet Data (period end):
Total assets	$5,772,326	$6,089,729	$6,302,235	$6,239,772	$5,660,218
Loans	3,736,692	3,738,202	3,690,353	3,537,537	3,160,501
Securities	1,513,831	1,787,732	2,011,765	2,097,443	1,799,561
Total deposits	4,750,813	5,019,891	4,909,863	5,101,065	4,341,065
Short-term borrowings	342,639	409,710	724,425	435,726	275,239
Long-term borrowings	136,841	123,957	75,622	93,524	124,612
Company obligated, mandatorily redeemable preferred securities	120,000	120,000	120,000	120,000	120,000
Shareholders' equity	356,705	345,431	407,269	424,656	405,039
Selected Financial Ratios:
Return on average shareholders' equity	18.66%	19.90%	18.07%	11.03%	19.04%
Return on average assets	1.11	1.16	1.20	0.75	1.42
Net interest margin(1)	5.23	4.90	5.06	5.12	5.35
Dividend payout ratio	43.31	38.96	37.84	49.44	27.56
Nonperforming assets to period-end loans and OREO	0.64	0.70	0.88	0.78	0.65
Allowance for loan losses to period-end loans	1.47	1.40	1.32	1.47	1.31
Allowance for loan losses to non-performing loans	261	221	188	228	271
Net charge-offs to average loans	0.39	0.34	0.66	0.43	0.24
Average shareholders' equity to average assets	5.95	5.83	6.64	6.83	7.44
Tier 1 capital ratio	8.67	8.13	10.01	9.44	11.54
Total risk-based capital ratio	11.11	10.73	12.45	12.09	14.89
Leverage ratio	6.51	5.94	7.16	6.47	7.53
Efficiency ratio	63.02	62.57	59.87	67.01	61.98
Earnings Per Share and Ratios Excluding Goodwill and Other Intangible Assets Amortization and Balances(2):
Diluted earnings per share	$1.74	$1.70	$1.62	$1.06	$1.37
Return on average shareholders' equity	20.67%	21.94%	19.84%	13.20%	20.45%
Return on assets	1.25	1.30	1.35	0.92	1.54
Efficiency ratio	60.23	59.58	56.95	63.47	59.73

(1)Tax-equivalent basis.

(2)This information supplements, but is not intended to represent, a measure of performance in accordance with disclosures required by generally accepted accounting principles. This information is included as a tool to help analyze our results.

RISK FACTORS

You should carefully consider the risks involved in deciding whether to invest in the securities offered by this prospectus supplement and accompanying prospectus, including the following risk factors and those contained in our Form 10-K for the year ended December 31, 2001, which are incorporated by reference. You should also consider the other information in this prospectus supplement and the accompanying prospectus as well as the other documents incorporated by reference. Because CFB Capital III will rely on the payments it receives on the junior subordinated debentures to fund all payments on the capital securities, and because CFB Capital III may distribute the junior subordinated debentures in exchange for the capital securities, purchasers of the capital securities are making an investment decision that relates to the junior subordinated debentures being issued by us as well as the capital securities. Purchasers should carefully review the information in this prospectus supplement and the accompanying prospectus about the capital securities, the junior subordinated debentures and the guarantee.

The junior subordinated debentures and the guarantee rank lower than our other indebtedness, and our holding company structure effectively subordinates any claims against us to those of our subsidiaries' creditors.

Our obligations under the junior subordinated debentures and the guarantee are unsecured and will be subordinate and rank junior in right of payment to all of our other liabilities, and will rank equal to our guarantee of our other trust-related securities, unless any such obligations are specifically subordinated. At December 31, 2001, our aggregate outstanding indebtedness and other liabilities was approximately $5.3 billion, including deposits of $4.8 billion. This means that we cannot make any payments on the junior subordinated debentures or the guarantee if we default on a payment of other liabilities and do not cure the default within the applicable grace period, or if the other liabilities become immediately due because of a default and have not yet been paid in full.

Because we are a holding company, the creditors of our subsidiaries, including depositors, would also have priority over you in any distribution of our subsidiaries' assets in liquidation, reorganization or otherwise. Accordingly, the junior subordinated debentures and the capital securities guarantee will be effectively subordinated to all existing and future liabilities of our subsidiaries. Therefore, you should look only to the holding company's assets for payments on the capital securities and the junior subordinated debentures.

Neither the capital securities, the junior subordinated debentures nor the guarantee limit our ability or that of our subsidiaries to incur additional indebtedness, provide guarantees or assume other liabilities, including indebtedness and liabilities that rank senior or equal in priority of payment to the junior subordinated debentures and the guarantee.

Because the capital securities guarantee covers payments only if the trust has funds available, if we do not make interest payments on, or principal payments of, the junior subordinated debentures, the trust will be unable to pay distributions and liquidation amounts, and the guarantee will not apply.

The ability of CFB Capital III to make payments on the capital securities and pay the liquidation amount of $25 per capital security depends solely upon our making the related payments on the junior subordinated debentures when due. If we default on our obligations to pay the principal of, or the interest on, the junior subordinated debentures, CFB Capital III will not have sufficient funds to pay distributions on, or the $25 liquidation amount per capital security of, the capital securities. In those circumstances, you will not be able to rely upon the guarantee for payment of these amounts because the guarantee only applies if we make the corresponding payment of principal of, or interest on, the junior subordinated debentures. Instead, you or the property trustee will have to bring a legal action against us to enforce the property trustee's rights under the indenture relating to the junior subordinated debentures.

We have the option to defer interest payments on the junior subordinated debentures for substantial periods, which would cause distributions on the capital securities to be deferred, but you would still have to declare the deferred payments as income for tax purposes before you receive these amounts.

We could, at one or more times, defer interest payments on the junior subordinated debentures for up to 20 consecutive quarters. If we defer payments on the junior subordinated debentures, CFB Capital III will defer distributions on the capital securities. If we defer interest payments, the holders of capital securities do not have the right to appoint a special representative or trustee to act to protect their interests. During a deferral period, you will be required to recognize as income for United States federal income tax purposes the amount approximately equal to the interest that accrues on your proportionate share of the junior subordinated debentures held by CFB Capital III in the tax year in which that interest accumulates, even though you will not receive these amounts until a later date.

You will also not receive the cash related to any accumulated and unpaid distributions from the trust if you sell the capital securities before the end of any deferral period. During a deferral period, accumulated but unpaid distributions will increase your tax basis in the capital securities. If you sell the capital securities during a deferral period, your increased tax basis will decrease the amount of any capital gain or increase the amount of any capital loss that you may have otherwise realized on the sale. A capital loss, except in certain limited circumstances, cannot be applied to offset ordinary income. As a result, deferral of distributions could result in ordinary income and a related tax liability for the holder without the receipt of cash related to the income and a capital loss that may be used to offset only a capital gain.

We do not currently intend to exercise our right to defer interest payments on the junior subordinated debentures. However, if we exercise our right in the future, the market price of the capital securities is likely to decrease. The capital securities may trade at a price that does not fully reflect the value of accumulated but unpaid distributions on the junior subordinated debentures. If you sell the capital securities during an interest deferral period, you may not receive the same return on investment as someone who continues to hold the capital securities until the end of the deferral period. Due to our right to defer interest payments, the market price of the capital securities may be more volatile than the market prices of other securities without the deferral feature.

You should not rely on the distributions from the capital securities through their maturity date because we may redeem the junior subordinated debentures before maturity.

Under the following circumstances, we may redeem the junior subordinated debentures before their stated maturity:

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  We may redeem the junior subordinated debentures, in whole or in part, at any time on or after April 15, 2007.

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  We may redeem the junior subordinated debentures in whole, but not in part, within 90 days after certain occurrences at any time during the life of the trust. These occurrences may include adverse tax, investment company or bank regulatory developments.

You should assume that an early redemption may be attractive to us, and that we will exercise our right to redeem the junior subordinated debentures if we are able to obtain capital at a lower cost than we must pay on the junior subordinated debentures or if it is otherwise in our interest to redeem the junior subordinated debentures. If we redeem the junior subordinated debentures, the trust must redeem capital securities from you having an aggregate liquidation amount equal to the aggregate principal amount of junior subordinated debentures redeemed. If this occurs, you may be required to reinvest your principal at a time when you may not be able to earn a return that is as high as you were earning on the capital securities.

Our ability to pay interest on the junior subordinated debentures and CFB Capital III's ability to make distributions depends on the performance of our subsidiary bank.

As a holding company, with the substantial majority of our assets represented by the equity interest in our subsidiary bank, our ability to pay interest on the junior subordinated debentures to CFB Capital III, and consequently CFB Capital III's ability to pay distributions on the capital securities to you, depends primarily upon the cash dividends that we receive from our subsidiary bank. Dividend payments from our subsidiary bank are subject to regulatory limitations, generally based on current and retained earnings, imposed by the various regulatory agencies with authority over our subsidiary bank. Payment of dividends is also subject to regulatory restrictions if the dividends would impair the capital of our subsidiary bank. Payment of subsidiary bank dividends is also subject to the bank's profitability, financial condition and capital expenditures and other cash flow requirements. We cannot assure you that our subsidiary bank will be able to pay dividends at past levels, or at all, in the future.

We can dissolve CFB Capital III and distribute the junior subordinated debentures to you, which may have adverse tax consequences for you.

We have the right to dissolve CFB Capital III at any time, so long as we obtain any required regulatory approval. If we decide to exercise this right, the trustees may, subject to the terms of the declaration of trust, distribute the junior subordinated debentures to you. Under current United States federal income tax law, this distribution of junior subordinated debentures to you should not be a taxable event to you. However, if CFB Capital III is characterized for United States federal income tax purposes as an association taxable as a corporation at the time it is dissolved, or if there is a change in law, the distribution of junior subordinated debentures to you may be a taxable event to you. In addition, if there is a change in law or legal interpretation, a distribution of junior subordinated debentures upon the dissolution of CFB Capital III could be a taxable event to you.

Trading characteristics of the capital securities may create adverse tax consequences for you.

The capital securities may trade at a price that does not reflect the value of accumulated but unpaid interest on the underlying junior subordinated debentures. If you dispose of your capital securities between record dates for distributions on the capital securities, you may experience adverse tax consequences. Under these circumstances, you will be required to treat accumulated but unpaid interest on the junior subordinated debentures allocable to the capital securities through the date of disposition as ordinary income if you use the accrual method of accounting or if this interest represents original issue discount.

If interest on the junior subordinated debentures is included in income under the original issue discount provisions, you would add this amount to your adjusted tax basis in your share of the underlying junior subordinated debentures deemed disposed. If your selling price is less than your adjusted tax basis, which will include all accumulated but unpaid original issue discount interest included in your income, you could recognize a capital loss which, subject to limited exceptions, cannot be applied to offset ordinary income for federal income tax purposes. See "Federal Income Tax Consequences" for more information on possible adverse tax consequences to you.

Since your voting rights are limited, you cannot prevent the CFB Capital III trustees from taking actions you may not agree with.

You will have limited voting rights. Your voting rights will pertain primarily to amendments to the declaration of trust. In general, only we can appoint, replace or remove, or increase or decrease the number of, CFB Capital III's trustees. However, if a default occurs, then a majority in liquidation amount of the holders of capital securities would be entitled to remove or appoint the property trustee or the Delaware trustee.

There are only limited covenants in the indenture and the declaration of trust.

The indenture for the junior subordinated debentures and the declaration of trust governing CFB Capital III do not require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity. Therefore, they do not protect you if we experience significant adverse changes in our financial condition or results of operations. In addition, they do not limit our ability or the ability of our subsidiaries to incur additional indebtedness, guarantees or other liabilities that rank senior or equal to the junior subordinated debentures or the capital securities. Additionally, the indenture and the declaration of trust do not prohibit us or any of our subsidiaries from creating of assuming liens on our or our subsidiaries' properties. We are also not precluded from entering into any merger, sale or other change in control transaction so long as the successor entity recognizes and assumes our liability under the junior subordinated debentures, the capital securities and the guarantee. Therefore, you should not consider the provisions of these governing documents as a significant factor in evaluating whether we will be able to comply with our obligations under the junior subordinated debentures or the guarantee.

There is no public market for the capital securities, and their market price may be subject to significant fluctuations.

There is currently no public market for the capital securities, and the initial public offering price of the capital securities equals their liquidation amount. The capital securities have been approved for trading on the Nasdaq National Market. However, there is no guarantee that an active or liquid trading market will develop for the capital securities or that quotation of the capital securities will continue on Nasdaq. If an active trading market does not develop, the market price and liquidity of the capital securities will be adversely affected. Even if an active public market does develop, there is no guarantee that the market price of the capital securities following this offering will equal or exceed the price you paid for them. Future trading prices of the capital securities may be subject to significant fluctuations in response to prevailing interest rates, our future operating results and financial condition, the market for similar securities and general economic conditions and market conditions. The initial public offering price of the capital securities has been set at the liquidation amount of the capital securities and may be greater than the market price following this offering.

The market price for the capital securities, or the junior subordinated debentures that you may receive in a distribution, is also likely to decline during any period that we are deferring interest payments on the junior subordinated debentures.

Currently proposed legislation could adversely affect the treatment of the capital securities.

On January 24, 2002, a bill was sponsored in the House of Representatives which would, among other things, generally prevent a corporation from deducting interest on indebtedness if the debt was not shown as part of total liabilities for financial statement purposes. We currently do not include the junior subordinated debentures in our total liabilities and are not required to do so, including under the terms of the indenture. We expect to present the junior subordinated debentures and capital securities as a separate line item on our balance sheet under the heading "Company-Obligated Mandatorily Redeemable Preferred Securities of CFB Capital III." As currently proposed, the legislation would only affect securities that are issued after its passage. If, however, the law as adopted did apply to prior issuances, we would not be permitted to deduct the interest we pay on the junior subordinated debentures unless we reclassified them as part of our total liabilities on our balance sheet. If we did not reclassify the junior subordinated debentures, this change would cause a tax event, which would permit us, upon approval of the Federal Reserve, to cause the capital securities to be redeemed. If the capital securities are redeemed, you would not receive interest to maturity.

USE OF PROCEEDS

All of the proceeds from the sale of the capital securities will be invested by CFB Capital III in the junior subordinated debentures issued and sold to CFB Capital III by us. The net proceeds to us from the sale of the junior subordinated debentures are estimated to be $57.9 million after deducting the estimated underwriting commission and other estimated offering expenses. Currently, we expect to use the estimated net proceeds from the sale of the junior subordinated debentures to redeem, in full, the 8 7/8% junior subordinated debentures sold by us to CFB Capital I in February 1997. CFB Capital I would then redeem its outstanding capital securities. Initially, the net proceeds may be invested in short-term investment grade financial instruments.

We are required by the Federal Reserve to maintain certain levels of capital for bank regulatory purposes. We expect that the capital securities will be eligible to be treated as Tier 1 capital. Tier 1 capital treatment, together with our ability to deduct, for United States federal income tax purposes, interest payable on the junior subordinated debentures, will provide us with a cost-effective means of obtaining capital for bank regulatory purposes.

ACCOUNTING TREATMENT

For financial reporting purposes, we currently expect CFB Capital III to be treated as our subsidiary. Accordingly, the accounts of CFB Capital III will be included in our consolidated financial statements. The capital securities will be presented as a separate line item in our consolidated balance sheet under the caption "Company-Obligated Mandatorily Redeemable Preferred Securities of CFB Capital III," and appropriate disclosures about the capital securities, the guarantee and the junior subordinated debentures will be included in the notes to consolidated financial statements. For financial reporting purposes, we expect to record distributions payable on the capital securities as an expense in our consolidated statements of operations.

Our future reports filed under the Securities Exchange Act will include a footnote to the financial statements stating that:

  •
  CFB Capital III is wholly-owned;

  •
  the sole assets of CFB Capital III are the junior subordinated debentures; and

  •
  the back-up obligations, in the aggregate, constitute a full and unconditional guarantee by us of the obligations of CFB Capital III under the capital securities.

CFB Capital III will not provide separate reports under the Securities Exchange Act.

CAPITALIZATION

The following table sets forth our capitalization at December 31, 2001, and as adjusted to reflect the issuance of the capital securities and the application of the proceeds from the sale of the junior subordinated debentures to CFB Capital III as described in "Use of Proceeds," as if the transaction had occurred on December 31, 2001. You should read this table together with the detailed information and our financial statements included in the documents incorporated by reference to this prospectus supplement and accompanying prospectus.

	December 31, 2001
	Actual	As Adjusted
	(in thousands)
Total deposits	$4,750,813	$4,750,813
Debt:
Federal funds purchased and securities sold under agreements to repurchase	318,859	318,859
Other short-term debt	23,780	23,780
Long-term debt	136,841	136,841

Total debt	479,480	479,480
Company-obligated mandatorily redeemable preferred securities of CFB Capital I, II and III(1)	120,000	120,000
Shareholders' equity	356,705	356,705

(1)Actual consists of $60 million of 8 7/8% capital securities of CFB Capital I due 2027, and $60 million of 8.20% capital securities of CFB Capital II due 2027. As adjusted reflects the capital securities of CFB Capital II, and assumes the redemption of CFB Capital I's 8 7/8% capital securities and the issuance of the capital securities offered by this prospectus supplement and accompanying prospectus at their issue price. As described in this prospectus supplement and accompanying prospectus, the sole assets of CFB Capital III, which is a subsidiary of ours, will be $61.9 million in aggregate principal amount of the junior subordinated debentures (including amounts attributable to the issuance of common securities of CFB Capital III) which will mature on April 15, 2032. We will own all of the common securities of CFB Capital III.

DESCRIPTION OF THE CAPITAL SECURITIES

The following is a summary of certain terms of the capital securities. This summary supplements the general description of the capital securities under the heading "Description of the Capital Securities" and elsewhere in the accompanying prospectus. To the extent that this summary is inconsistent with the description in the accompanying prospectus, you should rely on the summary below. This summary is not a complete description of all of the terms and provisions of the capital securities. For more information, we refer you to the certificate of trust, the form of amended and restated trust agreement and the form of capital security certificate, which we filed as exhibits to the registration statement of which this prospectus supplement and accompanying prospectus is a part.

The declaration of trust will be qualified as an indenture under the Trust Indenture Act. The property trustee will act as indenture trustee for the capital securities under the declaration of trust for purposes of complying with the provisions of the Trust Indenture Act. The terms of the capital securities will include those stated in the declaration of trust and those made part of the declaration of trust by the Trust Indenture Act and the Delaware Business Trust Act.

General

The declaration of trust authorizes the regular trustees to issue, on behalf of the trust, the trust securities, which are comprised of the capital securities to be sold to the public and the common securities. We will own all of the common securities issued by the trust. The capital securities will represent undivided beneficial interests in the assets of the trust. The capital securities will rank equally, and payments on the capital securities will be made proportionally, with the common securities, except that holders of the capital securities will be entitled to a preference upon an event of default with respect to payment of periodic distributions and amounts payable upon redemption, liquidation or otherwise.

The declaration does not permit the issuance by the trust of any securities other than the trust securities or the incurrence of any indebtedness by the trust.

The property trustee will hold legal title to the junior subordinated debentures purchased by the trust for the benefit of the holders of the trust securities. We guarantee the payment of distributions and the payments upon redemption of the capital securities or liquidation of the trust out of money held by the trust to the extent described under "Description of the Guarantee." The capital securities guarantee does not cover payment of distributions or the payments upon redemption when the trust does not have sufficient available funds to pay such distributions. In such an event, your remedy is to institute a legal proceeding directly against us for enforcement of payments under the junior subordinated debentures or to vote to direct the property trustee to enforce its rights under the junior subordinated debentures of the trust.

Distributions

Payment of Distributions.    CFB Capital III will pay distributions on the capital securities at the annual rate of 8.125% of the $25 liquidation amount, payable quarterly on the 15th day of April, July, October and January in each year, commencing July 15, 2002 to the holders of the capital securities on the relevant record dates. The amount of each distribution due with respect to the capital securities will include amounts accrued through the date the distribution payment is due. Distributions on the capital securities will be payable to the holders as they appear on the register of CFB Capital III on the relevant record date which, for so long as the capital securities remain in book-entry form, will be one business day prior to the relevant distribution date and, in the event the capital securities are not in book-entry form, will be the first day of the month in which the relevant distribution date occurs. Distributions will accumulate from the date of original issuance.

The amount of distribution for any period will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which distributions are payable is not a business day, payment will be made on the next business day except that, if the business day is in the next succeeding calendar year, payment will be made on the immediately preceding business day. As used in this prospectus supplement, a "business day" means any day other than a Saturday or a Sunday, or a day on which banking institutions in the State of Minnesota are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the property trustee or the indenture trustee is closed for business.

Source of Distributions.    The funds of CFB Capital III available for distribution to holders of capital securities will be limited to payments by Community First under the junior subordinated debentures in which CFB Capital III will invest the proceeds from this offering. If Community First does not make interest payments on the junior subordinated debentures, the property trustee will not have funds available to pay distributions on the capital securities. The payment of distributions, if and to the extent CFB Capital III has funds available distributions, is guaranteed by Community First. See "Description of the Guarantee."

Extension Period.    As long as no event of default has occurred and is continuing under the indenture, Community First may defer paying interest on the junior subordinated debentures at any time or from time to time, for a period up to 20 consecutive quarters, each of these periods is called an extension period. No extension period may extend beyond the stated maturity of the junior subordinated debentures. As a consequence of an election to defer interest by Community First, quarterly distributions on the capital securities will in turn be deferred by CFB Capital III during the extension period. Distributions that are deferred will accumulate additional interest at 8.125% per year, compounded quarterly from the relevant distribution date, to the extent permitted under applicable law. During any extension period, Community First may not:

  •
  declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock; or

  •
  make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of its junior debt securities, including other junior subordinated debt that ranks equal to or junior to the junior subordinated debentures; or

  •
  make any guarantee payments with respect to any guarantee by Community First of the debt securities of any of its subsidiaries if the guarantee ranks equal to or junior to the junior subordinated debentures, except that Community First may:

  •
  pay dividends or distributions in common stock;

  •
  declare a dividend in connection with the implementation of a stockholders' rights plan, or issue stock under any rights plan in the future or redeem or repurchase any rights pursuant to a rights plan;

  •
  make payments under the guarantee; and

  •
  purchase common stock related to rights under any of Community First's benefit plans for its directors, officers or employees.

Prior to the end of any extension period, Community First may prolong the extension period, so long as the extension period does not go beyond 20 consecutive quarters or extend beyond the stated maturity of the junior subordinated debentures. Upon termination of any extension period and the payment of all amounts then due, Community First may elect to begin a new extension period. Except as described above, there is no limitation on the number of times that Community First may elect to begin an extension period.

Community First has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the junior subordinated debentures.

Redemption

Mandatory Redemption.    Upon Community First's repayment or redemption at any time, in whole or in part, of any junior subordinated debentures, the property trustee will apply the proceeds of any repayment or redemption to redeem the same amount of trust securities, upon not less than 30 nor more than 60 days' notice of a date of redemption, at the redemption price which is $25 per capital security plus accumulated but unpaid distributions up to the redemption date. See "Description of the Junior Subordinated Debentures — Redemption." If less than all of the junior subordinated debentures are to be repaid or redeemed on a redemption date, then the proceeds from the repayment or redemption shall be allocated to the redemption of the trust securities pro rata.

Optional Redemption.    Community First has the right to redeem the junior subordinated debentures:

  •
  on or after April 15, 2007, in whole at any time, or in part from time to time, at a redemption price equal to the accrued and unpaid interest on the junior subordinated debentures redeemed to the date fixed for redemption, plus 100% of the principal amount; or

  •
  at any time, in whole, but not in part, upon the occurrence of a tax event, an investment company event or a capital treatment event, as described below, at a redemption price equal to the accrued and unpaid interest on the junior subordinated debentures redeemed to the date fixed for redemption, plus 100% of the principal amount.

Community First must have the prior approval by the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve in order to redeem the junior subordinated debentures in whole or in part. See "Description of the Junior Subordinated Debentures — Redemption."

Tax Event Redemption, Investment Company Event Redemption and Capital Treatment Event Redemption.    If a tax event, an investment company event or a capital treatment event has occurred and continues, and we have received prior approval from the Federal Reserve, if then required under the applicable capital guidelines or policies of the Federal Reserve, Community First may elect to redeem the junior subordinated debentures, and cause a mandatory redemption of the capital securities.

A tax event will occur if Community First and CFB Capital III receive an opinion from experienced, independent counsel that, as a result of a change in the tax laws of the United States or as a result of any official administrative pronouncement or a judicial decision after the issuance of the capital securities, there is substantial risk that:

  •
  CFB Capital III is, or will be, within 90 days of the opinion, subject to United States federal income tax with respect to income received or accrued on the junior subordinated debentures;

  •
  interest paid by Community First on the junior subordinated debentures is not, or within 90 days from the date of the opinion will not be, deductible by Community First, in whole or in part for United States federal income tax purposes; or

  •
  CFB Capital III is, or within 90 days of the date of the opinion will be, subject to more than an immaterial amount of other taxes, duties or governmental charges.

An investment company event will occur if Community First and CFB Capital III receive an opinion from experienced, independent counsel that, as a result of any change in law, regulation or interpretation by a court, legislative body, governmental agency or regulatory authority, after the capital securities are issued, CFB Capital III is, or will be, considered an "investment company" that must be registered with the SEC under the Investment Company Act of 1940.

A capital treatment event will occur if Community First and CFB Capital III receive an opinion from experienced, independent counsel that, as a result of any amendment to, or proposed change in, the laws or regulations of the United States, or as a result of any official or administrative action or judicial decision interpreting those laws or regulations, which is effective after the date of issuance of the capital securities under the declaration of trust, there is more than an insubstantial risk that we will not be able to treat the capital securities, or any substantial portion of the capital securities, as Tier 1 capital for purposes of the capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to us.

Distribution of Junior Subordinated Debentures

Subject to the prior approval of the Federal Reserve if required under applicable capital guidelines or policies, Community First may liquidate CFB Capital III and, after satisfying the liabilities of creditors of CFB Capital III as provided by applicable law, distribute the junior subordinated debentures to the holders of trust securities in liquidation of CFB Capital III. After the liquidation date fixed for any distribution of junior subordinated debentures for capital securities:

  •
  the capital securities will no longer be deemed to be outstanding;

  •
  the depositary or its nominee, as the record holder of the capital securities, will receive a registered global certificate or certificates representing the junior subordinated debentures to be delivered upon the distribution; and

  •
  any certificates representing capital securities not held by the depositary or its nominee will represent the junior subordinated debentures having a principal amount equal to the liquidation amount of the capital securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on the capital securities until certificates are presented to the administrative trustees or their agent for transfer or reissuance.

We cannot assure you as to the market prices for the capital securities or the junior subordinated debentures that may be distributed in exchange for the capital securities if a dissolution and liquidation of CFB Capital III were to occur. Accordingly, the capital securities that you may purchase, or the junior subordinated debentures that you may receive on dissolution and liquidation of CFB Capital III, may trade at a discount to the price that you paid to purchase the capital securities.

Redemption Procedures

Capital securities redeemed on each redemption date will be redeemed at the redemption price with the proceeds from the contemporaneous redemption of the junior subordinated debentures. Redemptions of the capital securities will be made and only to the extent that CFB Capital III has cash available to pay the redemption price. See "Subordination of Common Securities of CFB Capital Held by Community First" and "Description of the Guarantee."

If CFB Capital III gives a notice of redemption of the capital securities, then, by 12:00 noon, Minneapolis time, on the redemption date, the property trustee will:

  •
  deposit with the depositary cash sufficient to pay the aggregate redemption price; and

  •
  give the depositary irrevocable instructions and authority to pay the redemption price to the holders of the capital securities;

If the capital securities are no longer in book-entry form, the property trustee, to the extent cash is available, will:

  •
  deposit with the paying agent for the capital securities cash sufficient to pay the aggregate redemption price; and

  •
  give the paying agent irrevocable instructions and authority to pay the redemption price to the holders of capital securities upon surrender of their certificates.

Distributions payable on or before the redemption date will be paid to the holders of capital securities on the relevant record dates for the related distribution dates. If notice of redemption has been given and funds deposited, then upon the date of the deposit, all rights of the holders of the capital securities will cease, except for the right to receive the redemption price, but without interest on the redemption price, and the capital securities will cease to be outstanding. If any date fixed for redemption of capital securities is not a business day, then the redemption price will be made on the next succeeding business day, except that, if that business day falls in the next calendar year, the payment will be made on the immediately preceding business day.

If the redemption price is improperly withheld or refused, and not paid either by CFB Capital III or by Community First under the guarantee, distributions on the capital securities will continue to accrue at the applicable rate from the redemption date to the date that the redemption price is actually paid. If that occurs, the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price. See "Description of the Guarantee."

Payment of the redemption price on the capital securities and any distribution of junior subordinated debentures to holders of capital securities will be made to the applicable recordholders as they appear on the register of the capital securities on the relevant record date. The record date will be one business day prior to the relevant redemption date or liquidation date, as applicable; but, if any capital securities are not in book-entry form, the relevant record date for the capital securities will be at least 15 days before the redemption date or liquidation date, as applicable. In the case of a liquidation, the record date will be no more than 45 days before the liquidation date.

If less than all of the trust securities are to be redeemed on a redemption date, then the aggregate redemption price for the trust securities to be redeemed will be allocated proportionately to the capital securities and common securities of CFB Capital III, based upon the relative liquidation amounts of these classes. The particular capital securities to be redeemed will be selected by the property trustee from the outstanding capital securities not previously called for redemption, by a method as the property trustee deems fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or a multiple thereof) of the liquidation amount of capital securities. The property trustee will promptly notify the trust securities registrar in writing of the capital securities selected for redemption and, in the case of any capital securities selected for partial redemption, the liquidation amount to be redeemed. For all purposes of the trust agreement, all provisions relating to the redemption of capital securities relate to the portion of the aggregate liquidation amount of capital securities which has been, or is to be redeemed.

Notice of any redemption must be mailed at least 30 days, but not more than 60 days, before the redemption date to each holder of trust securities at such holder's registered address. Unless CFB Capital III defaults in payment of the applicable redemption price, on and after the redemption date, distributions will cease to accrue on the capital securities called for redemption.

Subject to applicable law, including, without limitation, United States federal securities law, Community First may, at any time, and from time to time, purchase outstanding capital securities in the open market or by private agreement.

Subordination of Common Securities of CFB Capital III Held by Community First

Payment of distributions and the redemption price of the capital securities and common securities, as applicable, will be made pro rata based on the liquidation amounts of the capital securities and common securities. But, if on any distribution date or redemption date, a debenture event of default has occurred and is continuing, the capital securities are senior to the common securities. That means that no distribution or redemption payment on the common securities, will be made unless all accumulated and unpaid distributions on all of the outstanding capital securities, or in the case of a redemption, the full amount of the redemption price on all of the outstanding capital securities called for redemption has been made or provided for first.

If any event of default under the trust agreement occurs that results from a debenture event of default, Community First as the holder of the common securities will be deemed to have waived any right to act with respect to the event of default until all the events of default have been cured, waived or otherwise eliminated. Until the events of default have been cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the capital securities, and not on behalf of Community First as holder of the common securities, and only the holders of the capital securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution Upon Termination

The amount payable on the capital securities in the event of any liquidation of CFB Capital III is $25 per capital security plus accrued and unpaid distributions to the date of payment. This payment may be in the form of a distribution of junior subordinated debentures, in the same face amount, subject to certain exceptions.

Community First will have the right at any time to terminate CFB Capital III and cause the junior subordinated debentures to be distributed to the holders of the capital securities. This right is subject to Community First receiving prior approval of the Federal Reserve if required under applicable capital guidelines or policies of the Federal Reserve. See "Distribution of Junior Subordinated Debentures" above.

In addition, pursuant to the trust agreement, CFB Capital III will automatically terminate upon expiration of its term, and can be terminated earlier on the first to occur of:

  •
  certain events of bankruptcy, dissolution or liquidation of Community First;

  •
  delivery by Community First of written direction to the property trustee to terminate CFB Capital III;

  •
  an order for the dissolution of CFB Capital III by a court of competent jurisdiction; and

  •
  redemption of all of the capital securities as described under "— Redemption — Mandatory Redemption."

If CFB Capital III dissolves as described in the first three bullet points listed above, after CFB Capital III pays all amounts owed to creditors, holders of the capital securities and the common securities will be entitled to receive:

  •
  junior subordinated debentures having a principal amount equal to the liquidation amount of the capital securities and the common securities of the holders; or

  •
  a cash amount equal to, in the case of holders of capital securities, the aggregate liquidation amount plus accumulated but unpaid distributions to the date of payment.

If CFB Capital III cannot pay the full amount due on the capital securities and the common securities because it has insufficient assets for payment, then the amounts CFB Capital III owes on the capital securities will be proportionately allocated. The holders of the common securities will be entitled to receive distributions upon any liquidation on a proportionate basis with the holders of the capital securities, except that if an event of default under the junior subordinated debentures has occurred and is continuing as a result of any failure by Community First to make any principal or interest payments in respect of the junior subordinated debentures when due, CFB Capital III will pay the total amounts due on the capital securities before making any distribution on the common securities.

Under current United States federal income tax law and interpretations, and assuming, as expected, that CFB Capital III is treated as a grantor trust, a distribution of the junior subordinated debentures should not be a taxable event to holders of the capital securities. If there is a change in law, a change in legal interpretation, a tax event or other circumstances, however, the distribution could be a taxable event to holders of the capital securities. See "Federal Income Tax Consequences." If Community First elects to redeem the junior subordinated debentures prior to maturity, or to liquidate CFB Capital III and distribute the junior subordinated debentures to holders of the capital securities, the capital securities will remain outstanding until the repayment of the junior subordinated debentures.

If Community First elects to liquidate CFB Capital III, causing the junior subordinated debentures to be distributed to holders of the capital securities, Community First can shorten the maturity of the junior subordinated debentures, subject to certain conditions. See "Description of the Junior Subordinated Debentures — General."

Voting Rights; Amendment of the Trust Agreement

Except as provided below and under "Description of the Guarantee — Amendments and Assignment" and as otherwise required by the Trust Indenture Act, the trust agreement, or applicable laws, the holders of the capital securities will have no voting rights.

The trust agreement may be amended from time to time by Community First, the property trustee and the administrative trustees, without the consent of the holders of the capital securities:

  •
  to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, which shall not be inconsistent with the other provisions of the trust agreement as long as the amendment does not have a material adverse effect on the interests of any holder of trust securities; or

  •
  to modify, eliminate or add to any provisions of the trust agreement to such extent as shall be necessary to ensure that CFB Capital III will be classified for United States federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that CFB Capital III will not be required to register as an "investment company" under the Investment Company Act.

The trust agreement may be amended by the trustees and Community First with the consent of holders of a majority of the aggregate liquidation amount of the outstanding trust securities. However, the trustees must receive an opinion of counsel that any amendment will not affect CFB Capital III's status as a grantor trust for United States federal income tax purposes or its exemption from status as an "investment company" under the Investment Company Act. Despite Community First's ability to amend the trust agreement, the consent of all holders of the capital securities is required to:

  •
  change the amount or timing of any distribution on the capital securities;

  •
  otherwise adversely affect the amount of any distribution required to be made in respect of the capital securities as of a specified date; or

  •
  restrict the right of a holder of capital securities to institute suit to enforce any distribution payment on or after that date.

As long as the property trustee holds any junior subordinated debentures, the trustees will not, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding capital securities:

  •
  direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or executing any trust or power conferred on the property trustee with respect to the junior subordinated debentures;

  •
  waive any past default that is waivable under the indenture;

  •
  exercise any right to rescind or cancel a declaration that the principal of all the junior subordinated debentures, is due and payable; or

  •
  consent to any amendment, modification or termination of the indenture or the junior subordinated debentures, where consent is required.

However, where consent under the indenture requires the consent of each holder of junior subordinated debentures, no consent will be given by the property trustee without the prior consent of each holder of the capital securities.

The trustees will not revoke any action previously authorized or approved by a vote of the holders of the capital securities except by subsequent vote of the holders of the capital securities. The property trustee will notify each holder of the capital securities of any notice of default with respect to the junior subordinated debentures. In addition to obtaining the approval of the holders of the capital securities, the trustees will obtain an opinion of experienced, independent counsel that CFB Capital III will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of the action.

Any required approval of the holders of the capital securities may be given at a meeting by written consent. The property trustee will give notice of any meeting at which holders of the capital securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to each holder of record of the capital securities. No vote or consent of the holders of the capital securities will be required for CFB Capital III to redeem and cancel the capital securities in accordance with the trust agreement. Notwithstanding the fact that holders of the capital securities are entitled to vote or consent under any of the circumstances described above, any of the capital securities that are owned by Community First or any trustee will for purposes of the vote or consent, be treated as if they were not outstanding.

Global Capital Securities

The capital securities will be represented by one or more global capital securities registered in the name of The Depository Trust Company, New York, New York, referred to below as DTC, or its nominee. A global capital security is a security representing interests of more than one beneficial holder. Ownership of beneficial interests in the global capital securities will be reflected in DTC participant account records through DTC's book-entry transfer and registration system. Participants are brokers, dealers, or others having accounts with DTC. Indirect beneficial interests of other persons investing in the capital securities will be shown on, and transfers will be effected only through, records maintained by DTC participants. Except as described below, capital securities in definitive form will not be issued in exchange for the global capital securities.

No global capital security may be exchanged for capital securities registered in the names of persons other than DTC or its nominee unless:

  •
  DTC notifies the indenture trustee that it is unwilling or unable to continue as a depositary for the global capital security and Community First is unable to locate a qualified successor depositary;

  •
  Community First executes and delivers to the indenture trustee a written order stating that Community First elects to terminate the book-entry system through DTC; or

  •
  there has occurred and is continuing an event of default under the indenture.

Any global capital security that is exchangeable pursuant to the preceding sentence will be exchangeable for definitive certificates registered in the names as DTC will direct. It is expected that the instructions will be based upon directions received by DTC with respect to ownership of beneficial interests in the global capital security. If capital securities are issued in definitive form, the capital securities will be in denominations of $25 and integral multiples of $25 and may be transferred or exchanged as described below.

Unless it is exchanged in whole or in part for individual capital securities, a global capital security may not be transferred except as a whole by DTC or its nominee to a nominee of DTC, or by DTC or its nominee to a successor depositary or a nominee of the successor.

Payments on global capital securities will be made to DTC as the depositary for the global capital securities. If the capital securities are issued in definitive form, distributions will be payable by check mailed to the address of record of the persons entitled to the distribution, and the transfer of the capital securities will be registrable, and capital securities will be exchangeable for capital securities of other denominations of a like aggregate liquidation amount, at the corporate office of the property trustee, or at the offices of any paying agent or transfer agent appointed by the administrative trustees. In addition, if the capital securities are issued in definitive form, the record dates for payment of distributions will be the 15th day of the month in which the relevant distribution date occurs. For a description of the terms of DTC arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance."

Upon the issuance of one or more global capital securities, and the deposit of the global capital security with or on behalf of DTC or its nominee, DTC or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate liquidation amounts of the individual capital securities represented by the global capital security to the designated accounts of persons that participate in the DTC system. These participant accounts will be designated by the dealers, underwriters or agents selling the capital securities. Ownership of beneficial interests in a global capital security will be limited to persons or entities having an account with DTC or who may hold interests through participants. With respect to interests of any person or entity that is a DTC participant, ownership of beneficial interests in a global capital security will be shown on, and the transfer of that ownership will be effected through, records maintained by DTC or its nominee. With respect to persons or entities who hold interests in a global capital security through a DTC participant, the interest and any transfer of the interest will be shown only on the DTC participant's records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global capital security.

So long as DTC or another depositary, or its nominee, is the registered owner of the global capital security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the capital securities represented by the global capital security for all purposes under the trust agreement. Except as described in this prospectus supplement and accompanying prospectus, owners of beneficial interests in a global capital security will not be entitled to have any of the individual capital securities represented by the global capital security registered in their names, will not receive or be entitled to receive physical delivery of any the capital securities in definitive form and will not be considered the owners or holders of the capital securities under the trust agreement. None of Community First, the property trustee, or any paying agent or the securities registrar for the capital securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global capital security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Community First expects that DTC or its nominee, upon receipt of any payment of the liquidation amount or distributions in respect of a global capital security, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate liquidation amount of the global capital security as shown on the records of DTC or its nominee. Community First also expects that payments by participants to owners of beneficial interests in the global capital security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." The payments will be the responsibility of the participants.

Payment and Paying Agency

Payments in respect of the capital securities will be made to DTC, which will credit the relevant accounts of participants on the applicable distribution dates, or, if any of the capital securities are not held by DTC, the payments will be made by check mailed to the address of the holder as listed on the register of holders of the capital securities. The paying agent for the capital securities will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to Community First and the administrative trustees. The paying agent for the capital securities may resign upon 30 days written notice to the administrative trustees, the property trustee and Community First. If the property trustee no longer is the paying agent for the capital securities, the administrative trustees will appoint a successor to act as paying agent. The successor must be a bank or trust company acceptable to Community First and the administrative trustee.

Registrar and Transfer Agent

The property trustee will act as the registrar and the transfer agent for the capital securities. Registration of transfers of capital securities will be effected without charge by or on behalf of the trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trust and its registrar and transfer agent will not be required to register or cause to be registered the transfer of capital securities after they have been called for redemption.

Information Concerning the Property Trustee

The property trustee undertakes to perform only the duties set forth in the trust agreement except in the case of a default. Subject to the duties in the event of a default, the property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of capital securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur. If no event of default under the trust agreement has occurred and is continuing, and the property trustee is required to decide between alternative causes of action, construe ambiguous or inconsistent provisions in the trust agreement, or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of capital securities are entitled to vote upon, then the property trustee will take the action directed in writing by Community First. If the property trustee is not so directed, then it will take the action it deems advisable and in the best interests of the holders of the capital securities and will have no liability except for its own bad faith, negligence or willful misconduct.

DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

The following is a summary of certain terms of the junior subordinated debentures. This summary supplements the general description of these securities under the heading "Description of the Junior Subordinated Debentures" and elsewhere in the accompanying prospectus. To the extent that this summary is inconsistent with the description in the accompanying prospectus, you should rely on the summary below. This summary is not a complete description of all of the terms and provisions of the junior subordinated debentures. For more information, we refer you to the indenture and form of junior subordinated debentures, which we filed as exhibits to the registration statement of which the accompanying prospectus is a part.

The junior subordinated debentures will be issued under a subordinated indenture between Community First and Wilmington Trust Company, as trustee. The junior subordinated debentures will be issued as unsecured debt under the indenture.

General

The junior subordinated debentures will bear interest at the annual rate of 8.125%. Interest will be paid quarterly on the 15th day of April, July, October and January of each year, beginning July 15, 2002, to the registered holder of each subordinated debenture, subject to certain exceptions, at the close of business on the business day before the interest payment date. Notwithstanding the foregoing, if either:

  •
  the junior subordinated debentures are held by the property trustee and the capital securities are no longer in book-entry only form; or

  •
  the junior subordinated debentures are not represented by a global subordinated debenture (as described below),

then the record date for the payment will be the first day of the month in which the payment is made. The amount of each interest payment due on the junior subordinated debentures will include amounts accrued through the date the interest payment is due.

We anticipate that, until the liquidation, if any, of CFB Capital III, each junior subordinated debenture will be held in the name of the property trustee for the benefit of the holders of the capital securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which interest is due on the junior subordinated debentures is not a business day, then payment will be made on the next business day, without any interest or other payment for the delay. If that business day is in the next succeeding calendar year, the payment will be made on the immediately preceding business day. Accrued interest that is not paid on the applicable interest payment date will bear additional interest on the amount due, to the extent permitted by law, at the rate per year of 8.125%, compounded quarterly. The term "interest" as used in this prospectus supplement includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable interest payment date and additional sums to include any additional taxes, duties or governmental charges due to a tax event as described below, as applicable.

The junior subordinated debentures will mature on April 15, 2032. The maturity date may be shortened once at any time by Community First to a date on or after April 15, 2007, subject to approval of the Federal Reserve if required under applicable capital guidelines or policies. If Community First elects to shorten the maturity date, it will notify the indenture trustee, who will give notice of the shortening the holders of the junior subordinated debentures at least 90 days prior to the effectiveness of any change in maturity.

The junior subordinated debentures will be unsecured, and will rank junior to all of Community First's senior and subordinated debt and equally with our other trust-related securities, unless any such obligations are specifically subordinated. Because Community First is a holding company, its right to participate in any distribution of assets of any of its subsidiaries, upon their liquidation or reorganization or otherwise, and thus the ability of holders of the capital securities to benefit indirectly from such distribution, is subject to the prior claims of creditors of the subsidiary, except to the extent that Community First may itself be recognized as a creditor of that subsidiary. The junior subordinated debentures will therefore, be effectively subordinated to all existing and future liabilities of Community First's subsidiaries, and holders of junior subordinated debentures should look only to the assets of Community First for payment. The indenture does not limit Community First's ability to incur or issue secured or unsecured senior or junior debt.

Option to Extend Interest Payment Period

As long as no event of default has occurred and is continuing under the indenture, Community First may defer interest payments at any time for a period not longer than 20 consecutive quarters. Each of these periods is called an extension period. No extension period may extend beyond the maturity date. At the end of any extension period, Community First must pay all interest then accrued and unpaid at the annual rate of 8.125%, compounded quarterly, to the extent permitted by applicable law. During an extension period, interest will continue to accrue and holders of junior subordinated debentures will be required to accrue interest income for United States federal income tax purposes. See "Federal Income Tax Consequences — Potential Extension of Interest Payment Period and Original Issue Discount."

During any extension period, Community First may not:

  •
  declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock; or

  •
  make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of its junior debt securities, including other junior subordinated debt that ranks equal to or junior to the junior subordinated debentures; or

  •
  make any guarantee payments with respect to any guarantee by Community First of the debt securities of any of its subsidiaries if the guarantee ranks equal to or junior to the junior subordinated debentures, except that Community First may:

  •
  pay dividends or distributions in common stock;

  •
  declare a dividend in connection with the implementation of a stockholders' rights plan, or issue stock under any rights plan in the future or redeem or repurchase any rights pursuant to a rights plan;

  •
  make payments under the guarantee; and

  •
  purchase common stock related to rights under any of Community First's benefit plans for its directors, officers or employees.

Prior to the end of any extension period, Community First may extend an extension period, as long as the extension does not prolong the extension period longer than 20 consecutive quarters or go beyond the maturity date. Upon termination of any extension period and the payment of all amounts then due on any interest payment date, Community First can start a new extension period subject to the above requirements. No interest is due during an extension period, except at the end. Community First must give the property trustee, the administrative trustees and the indenture trustee notice of any extension period at least one business day prior to the earlier of:

  •
  the date the distributions on the capital securities would have been payable if not for the extension period; or

  •
  the date the administrative trustees are required to give notice to the holders of the capital securities of the record date or the date that distributions are payable, but in any event one business day prior to the record date.

The indenture trustee must notify at least the holders of the capital securities of any extension period. There is no limitation on the number of times that Community First may begin an extension period subject to the limitations described above.

Additional Sums

If CFB Capital III must pay any additional taxes, duties or other governmental charges as a result of a tax event, Community First will pay as additional amounts on the junior subordinated debentures those amounts which are called additional sums in this prospectus supplement. Community First will pay the additional sums required so that the distributions payable by CFB Capital III will not be reduced as a result of any taxes, duties or other governmental charges that the trust must pay due to change in the tax treatment of CFB Capital III.

Redemption

Subject to receiving prior approval of the Federal Reserve, if required under applicable capital guidelines or policies, Community First may redeem the junior subordinated debentures prior to maturity:

  •
  on or after April 15, 2007, in whole at any time or in part from time to time; or

  •
  at any time in whole, but not in part, upon the occurrence and during the continuance of a tax event, an investment company event or a capital treatment event, which are described above under the heading "Description of the Capital Securities — Redemption."

Redemptions will be at a price equal to the accrued and unpaid interest on the junior subordinated debentures to be redeemed to the date fixed for redemption, plus 100% of the principal amount.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of junior subordinated debentures to be redeemed, at the holder's registered address. Unless Community First defaults on payment of the redemption price, interest ceases to accrue on the junior subordinated debentures called for redemption on or after the redemption date.

The junior subordinated debentures will not be subject to any sinking fund.

Denominations, Registration and Transfer

The junior subordinated debentures will be represented by global certificates known as a global subordinated debenture registered in the name of the depositary or its nominee. Beneficial interests in the junior subordinated debentures will be shown on, and transfers will be effected only through, records maintained by the depositary. Except as described below, junior subordinated debentures in certificated form will not be issued in exchange for the global certificates. See "Book-Entry Issuance."

Until a global subordinated debenture is exchanged in whole or in part for the individual junior subordinated debentures, it may not be transferred except as a whole by the depositary for the global subordinated debenture to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor depositary or any nominee of the successor.

A global security will be exchangeable for junior subordinated debentures registered in the names of persons other than the depositary or its nominee only if:

  •
  the depositary notifies Community First that it is unwilling or unable to continue as a depositary for the global security and no successor depositary has been appointed, or if at any time the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, at a time when the depositary is required to be registered to act as a depositary;

  •
  Community First in its sole discretion determines that the global security will be exchangeable; or

  •
  there has occurred and is continuing an event of default under the indenture with respect to the global security.

Any global security that is exchangeable pursuant to the preceding sentence will be exchangeable for definitive certificates registered in the names as the depositary directs. It is expected that such instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security. If the junior subordinated debentures are issued in definitive form, the junior subordinated debentures will be in denominations of $25 and integral multiples of $25, and may be transferred or exchanged at the offices described below.

Payments on junior subordinated debentures represented by a global security will be made to the depositary, as the depositary for the junior subordinated debentures. If junior subordinated debentures are issued in definitive form, principal and interest will be payable, the transfer of the junior subordinated debentures will be registrable, and junior subordinated debentures will be exchangeable for junior subordinated debentures of other denominations of the same aggregate principal amount, at the corporate office of the indenture trustee, or at the offices of any paying agent or transfer agent appointed by Community First, provided that payment of interest may be made at the option of Community First by check mailed to the address of the persons entitled to payment or by wire transfer. In addition, if the junior subordinated debentures are issued in certificated form, the record dates for payment of interest will be the 1st day of the month in which the payment is to be made. For a description of the Depositary and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance."

Community First will appoint the indenture trustee as securities registrar under the indenture. Junior subordinated debentures may be presented for exchange as provided above, and may be presented for registration of transfer, with the form of transfer endorsed, or a satisfactory written instrument of transfer, executed, at the office of the securities registrar. Community First may at any time rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts, provided that Community First maintains a transfer agent in the place of payment. Community First may at any time designate additional transfer agents for the junior subordinated debentures.

Upon redemption, neither Community First nor the indenture trustee will be required to:

  •
  issue, register the transfer of or exchange junior subordinated debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of junior subordinated debentures and ending at the close of business on the day of mailing of the relevant notice of redemption; or

  •
  transfer or exchange any junior subordinated debentures so selected for redemption.

Global Junior Subordinated Debentures

Upon the issuance of a global subordinated debenture, and the deposit of the global subordinated debenture with or on behalf of the depositary, the depositary for the global subordinated debenture, or its nominee, will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual junior subordinated debentures represented by the global subordinated debenture to the accounts of persons that have accounts with the depositary called participants. Ownership of beneficial interests in a global subordinated debenture will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global subordinated debenture will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee. The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and these laws may impair the ability to transfer beneficial interests in a global subordinated debenture.

So long as the depositary for a global subordinated debenture, or its nominee, is the registered owner of the global subordinated debenture, the depositary or its nominee will be considered the sole owner or holder of the junior subordinated debentures represented by the global subordinated debenture for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global subordinated debenture will not be entitled to have any of the individual junior subordinated debentures represented by the global subordinated debenture registered in their names, will not receive or be entitled to receive physical delivery of any junior subordinated debenture in definitive form and will not be considered the owners or holders under the indenture.

Community First will pay principal and interest on individual junior subordinated debentures represented by a global subordinated debenture registered in the name of the depositary or its nominee to the depositary or its nominee, as the registered owner of the global subordinated debenture. Community First, the indenture trustee, any paying agent and the securities registrar for the junior subordinated debentures will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global subordinated debenture representing the junior subordinated debentures or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

Community First expects that the depositary or its nominee, upon receipt of any payment of principal or interest in respect of a permanent global subordinated debenture representing the junior subordinated debentures, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global subordinated debenture as shown on the records of the depositary or its nominee. Community First also expects that payments by participants to owners of beneficial interests in the global subordinated debenture held by participants and will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of the participants.

If the depositary is at any time unwilling, unable or ineligible to continue as depositary and Community First does not appoint a successor within 90 days, Community First will issue individual junior subordinated debentures in exchange for the global subordinated debenture. In addition, Community First may at any time determine not to have the junior subordinated debentures represented by one or more global junior subordinated debentures and, if so, it will issue individual junior subordinated debentures in exchange for the global subordinated debenture. In addition, if Community First specifies, an owner of a beneficial interest in a global subordinated debenture representing junior subordinated debentures may, on terms acceptable to Community First, the indenture trustee and the depositary, receive individual junior subordinated debentures in exchange for the beneficial interests. If that occurs, the owner of a beneficial interest in a global subordinated debenture will be entitled to physical delivery of individual junior subordinated debentures equal in principal amount to its beneficial interest and to have the junior subordinated debentures registered in its name. If appropriate, individual junior subordinated debentures will be issued in denominations, unless otherwise specified by Community First, of $25 and multiples of $25.

Payment and Paying Agents

Payment of principal and interest on the junior subordinated debentures will be made at the office of the indenture trustee. Community First may pay interest by check to the registered holder, or by transfer to an account maintained for the holder as long as proper transfer instructions have been received prior to the regular record date. Payment of interest on the junior subordinated debentures will be made to the person in whose name the junior subordinated debenture is registered at the close of business on the regular record date for interest. Community First may at any time designate additional paying agents or rescind the designation of any paying agent; but Community First must at all times maintain a paying agent in each place of payment for the junior subordinated debentures.

Any moneys deposited with the indenture trustee or any paying agent, or held by Community First in trust, for the payment of principal or interest on the junior subordinated debentures and remaining unclaimed for two years after the principal or interest has become due will, at the request of Community First, be repaid to Community First and the holder of the junior subordinated debenture will look only to Community First for payment as a general unsecured creditor.

BOOK-ENTRY ISSUANCE

DTC will act as securities depositary for all of the capital securities and the junior subordinated debentures. The capital securities and the junior subordinated debentures will be issued only as fully-registered securities registered in the name of Cede & Co. (the depositary's nominee). One or more fully-registered global certificates will be issued for the capital securities and the junior subordinated debentures and will be deposited with the depositary.

DTC has provided Community First and CFB Capital III with the following information: the depositary is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the depositary system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to the depositary and its participants are on file with the Securities and Exchange Commission.

Purchases of capital securities or junior subordinated debentures within the depositary system must be made by or through direct participants, which will receive a credit for the capital securities or junior subordinated debentures on the depositary's records. The ownership interest of each actual purchaser of each capital securities and each junior subordinated debenture is, in turn, to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from the depositary of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased capital securities or junior subordinated debentures. Transfers of ownership interests in the capital securities or junior subordinated debentures are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in capital securities or junior subordinated debentures, except in the event that use of the book-entry system for the or junior subordinated debentures is discontinued.

The depositary has no knowledge of the actual beneficial owners of the capital securities or junior subordinated debentures. The depositary's records reflect only the identity of the direct participants to whose accounts the capital securities or junior subordinated debentures are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by the depositary to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to Cede & Co. as the registered holder of the capital securities or junior subordinated debentures. If less than all of the capital securities or the junior subordinated debentures are being redeemed, the depositary will determine which securities to redeem in accordance with the trust agreement.

Although voting with respect to the capital securities or the junior subordinated debentures is limited to the holders of record of the capital securities in those instances in which a vote is required, neither the depositary nor Cede & Co. will itself consent or vote with respect to capital securities. Under its usual procedures, the depositary would mail an omnibus proxy to the relevant trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts such capital securities or junior subordinated debentures are credited on the record date.

The property trustee will make distribution payments on the capital securities or the junior subordinated debentures to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on the DTC's records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participant and not DTC, the relevant trustee, CFB Capital III or Community First subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the relevant trustee, disbursement of payments to direct participants is the responsibility of the depositary, and disbursements of payments to the beneficial owners is the responsibility of direct and indirect participants.

DTC may discontinue providing its services as securities depositary with respect to any of the capital securities or the junior subordinated debentures at any time by giving reasonable notice to the property trustee and Community First. If a successor depositary is not obtained, definitive capital securities or junior subordinated debenture certificates are required to be printed and delivered. Community First may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). After an event of default under the indenture, the holders of a majority in liquidation preference of capital securities or aggregate principal amount of junior subordinated debentures may determine to discontinue the system of book-entry transfers through DTC. In these events, definitive certificates for capital securities or junior subordinated debentures will be printed and delivered.

DESCRIPTION OF THE GUARANTEE

The following is a summary of certain terms of the guarantee. This summary supplements the general description of these securities under the heading "Description of the Guarantee" and elsewhere in the accompanying prospectus. To the extent that this summary is inconsistent with the description in the accompanying prospectus, you should rely on the summary below. This summary is not a complete description of all of the terms and provisions of the junior subordinated debentures. For more information, we refer you to the guarantee, which we filed as an exhibit to the registration statement of which the accompanying prospectus is a part.

The following payments on the capital securities (the "guarantee payments"), if not fully paid by CFB Capital III, will be paid by Community First under the guarantee, without duplication:

  •
  any accumulated and unpaid distributions required to be paid on the capital securities, to the extent CFB Capital has funds available to make the payment;

  •
  the redemption price for any capital securities called for redemption, to the extent CFB Capital III has funds available to make the payment; and

  •
  upon a voluntary or involuntary dissolution, winding-up or liquidation of CFB Capital III, other than in connection with a distribution of the junior subordinated debentures to the holders of capital securities, the lesser of:

  1.
  the aggregate of the $25 liquidation amount and all accumulated and unpaid distributions on the capital securities to the date of payment, to the extent CFB Capital III has funds available to make the payment; and

  2.
  the amount of assets of CFB Capital III remaining available for distribution to holders of the capital securities upon liquidation of the trust.

Community First's obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Community First to the holders of the capital securities or by causing CFB Capital III to pay the amounts to the holders.

RELATIONSHIP AMONG THE CAPITAL SECURITIES, THE
JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE

Full and Unconditional Guarantee

Community First irrevocably guarantees payments of distributions and other amounts due on the capital securities to the extent CFB Capital III has funds available for the payment of these distributions, to the extent set forth under "Description of the Guarantee." Taken together, Community First's obligations under the junior subordinated debentures, the indenture, the trust agreement, the expense agreement and the guarantee provide, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the capital securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is the combined operation of those documents that has the effect of providing a full, irrevocable and unconditional guarantee of CFB Capital III's obligations under the capital securities. If Community First does not make payments on the junior subordinated debentures, CFB Capital III will not pay distributions or other amounts due on the capital securities. The guarantee does not cover payment of distributions when CFB Capital III does not have sufficient funds to pay distributions. In that event, the holder of capital securities can institute a legal proceeding directly against Community First to enforce payment of distributions. Community First's obligations under the guarantee are junior to all its senior and subordinated debt and rank equally with all of Community First's trust-related securities, unless any such obligations are specifically subordinated.

Sufficiency of Payments

As long as payments of interest and other payments are made when due on the junior subordinated debentures, the payments will be sufficient to cover distributions and other payments due on the capital securities, primarily because:

  •
  the aggregate principal amount of the junior subordinated debentures will be equal to the sum of the aggregate liquidation amount of the capital securities and common securities;

  •
  the interest rate and interest and other payment dates on the junior subordinated debentures will match the distribution rate and distribution and other payment dates for the capital securities;

  •
  Community First will pay for all and any costs, expenses and liabilities of CFB Capital III except CFB Capital III's obligations to holders of capital securities; and

  •
  the trust agreement further provides that CFB Capital III will not engage in any activity that is not consistent with the limited purposes of CFB Capital III.

Community First has the right to set-off any payment it is otherwise required to make under the indenture to the extent it has made or is making under the guarantee.

Enforcement Rights of Holders of the Capital Securities Under the Guarantee

A holder of any of the capital securities may institute a legal proceeding directly against Community First to enforce the holder's rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, CFB Capital III or any other person or entity. A default under any of Community First's senior and subordinated debt would not constitute a default under the trust agreement. However, in the event of payment defaults under, or acceleration of, Community First's senior and subordinated debt, the subordination provisions of the indenture provide that no payments may be made on the junior subordinated debentures until the senior and subordinated debt has been paid in full or any payment default has been cured or waived. Community First's failure to make required payments on junior subordinated debentures would constitute an event of default under the trust agreement.

Limited Purpose of CFB Capital III

The capital securities evidence a beneficial interest in CFB Capital III, and CFB Capital III exists for the sole purpose of issuing the trust securities and investing the proceeds from their sale in Community First's junior subordinated debentures. A principal difference between the rights of a holder of the capital securities and a holder of a junior subordinated debenture is that a holder of a junior subordinated debenture is entitled to receive from Community First the principal amount of and interest accrued on junior subordinated debentures held, while a holder of the capital securities is entitled to receive distributions from CFB Capital III, or from Community First under its guarantee, to the extent CFB Capital III has funds available for the payment of distributions.

Rights upon Termination

Upon any voluntary or involuntary termination, winding-up or liquidation of CFB Capital III involving the liquidation of the junior subordinated debentures, the holders of capital securities will be entitled to receive, out of assets held by CFB Capital III, the liquidation distribution in cash. See "Description of the Capital Securities — Liquidation Distribution Upon Termination." Upon any voluntary or involuntary liquidation or bankruptcy of Community First, the property trustee, as holder of the junior subordinated debentures, would be a subordinated creditor of Community First, subordinated in right of payment to all senior and subordinated debt as set forth in the indenture, but entitled to receive payment in full of principal and interest, before any stockholders of Community First receive payments or distributions. Since Community First is the guarantor under the guarantee and has agreed to pay for all costs, expenses and liabilities of CFB Capital III, other than CFB Capital III's obligations to the holders of its capital securities, the positions of a holder of the capital securities and a holder of junior subordinated debentures relative to other creditors and to stockholders of Community First in the event of liquidation or bankruptcy of Community First are expected to be substantially the same.

FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material federal income tax considerations that may be relevant to the purchasers of capital securities, insofar as the discussion relates to matters of law and legal conclusions, it represents the opinion of Lindquist & Vennum P.L.L.P., counsel to Community First. An opinion of counsel is not binding or the IRS or the courts. Moreover, no rulings have been or will be sought from the IRS for the transactions described in this prospectus supplement or accompanying prospectus. Accordingly, there can be no assurance that IRS will not challenge these opinions or that a court would not sustain such a challenge. This summary deals only with capital securities held as capital assets by United States persons who purchase the capital securities upon original issuance at their original offering price.

A "United States person" means a person that is:

  •
  a citizen or resident of the United States;

  •
  a corporation or partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury Regulations);

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; and

  •
  a trust the income of which is subject to United States federal income taxation regardless of its source; provided, however, that for taxable years beginning after December 31, 1996 (or, if a trustee so elects, for taxable years ending after August 20, 1996), a "United States person" includes any trust if a court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust.

The tax treatment of holders may vary depending on their particular situation. This summary does not address all the tax consequences that may be relevant to a particular holder or to holders who may be subject to special tax treatment, such as banks, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or foreign investors. In addition, this summary does not include any description of any alternative minimum tax consequences or the tax laws of any state, local or foreign government that may be applicable to a holder of capital securities. This summary is based on the Internal Revenue Code of 1986, as amended, Treasury regulations, and administrative and judicial interpretations relating to the Tax Code, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

The following discussion does not discuss the tax consequences that might be relevant to persons that are not United States persons ("non-United States persons") . Non-United States persons should consult their own tax advisors as to the specific United States federal income tax consequences of the purchase, ownership and disposition of capital securities.

Holders should consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the capital securities, including the tax consequences under state, local, foreign, and other tax laws and the possible effects of changes in United States federal or other tax laws. For a discussion of the possible redemption of the capital securities upon the occurrence of certain tax events, please see "Description of Capital Securities — Redemption."

Classification of CFB Capital III

In connection with the issuance of the capital securities, counsel is of the opinion that, under current law and assuming compliance with the terms of the trust agreement, and based on certain facts and assumptions contained in an opinion, CFB Capital III will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes. As a result, each beneficial owner of the capital securities will be treated as owning an undivided beneficial interest in the junior subordinated debentures. Accordingly, each holder will be required to include in its gross income its pro rata share of the interest income or original issue discount that is paid or accrued on the junior subordinated debentures. No amount included in income with respect to the capital securities will be eligible for the dividends received deduction.

Classification of the Junior Subordinated Debentures

Community First and CFB Capital III will treat the junior subordinated debentures as indebtedness of Community First for United States federal income tax purposes. Under current law and based on the representations, facts and assumptions set forth in this prospectus supplement and assuming full compliance with the terms of the junior subordinated indenture (and all other relevant documents), the junior subordinated debentures will be characterized as debt of Community First for United States federal income tax purposes.

Interest Income and Original Issue Discount

Under the terms of the junior subordinated debentures, Community First has the ability to defer payments of interest from time to time by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods, but not beyond the maturity of the junior subordinated debentures. Treasury regulations under Section 1273 of the Code provide that debt instruments like the junior subordinated debentures will not be considered issued with original issue discount ("OID") by reason of Community First's ability to defer payments of interest if the likelihood of such deferral is "remote."

Community First has concluded, and this discussion assumes, that, as of the date of this prospectus supplement, the likelihood of deferring payments of interest under the terms of the junior subordinated debentures is "remote" within the meaning of the Treasury regulations referred to above, in part because exercising that option would prevent Community First from declaring dividends on its stock and would prevent Community First from making any payments on debt securities that rank equally with or junior to the junior subordinated debentures. Therefore, the junior subordinated debentures should not be treated as issued with OID by reason of Community First's deferral option. Rather, stated interest on the junior subordinated debentures generally will be taxable to a holder as ordinary income when paid or accrued in accordance with that holder's method of accounting for income tax purposes. It should be noted, however, that these Treasury regulations have not yet been interpreted in any rulings or any other published authorities of the IRS. Accordingly, it is possible that the IRS could take a position contrary to the interpretation described above.

In the event Community First exercises its option to defer payments of interest, the junior subordinated debentures would be treated as redeemed and reissued for OID purposes and the sum of the remaining interest payments (and any de minimis OID) on the junior subordinated debentures would thereafter be treated as OID, which would accrue, and be includible in a holder's taxable income, on an economic accrual basis (regardless of the holder's method of accounting for income tax purposes)

over the remaining term of the junior subordinated debentures (including any period of interest deferral), without regard to the timing of payments under the junior subordinated debentures. Subsequent distributions of interest on the junior subordinated debentures would not, themselves, be taxable. The amount of OID that would accrue in any period generally would equal the amount of interest that accrued on the junior subordinated debentures in that period at the stated interest rate. Consequently, during any period of interest deferral, holders would include OID in gross income in advance of the receipt of cash, and a holder which disposes of a capital security prior to the record date for payment of distributions on the junior subordinated debentures following that period would be subject to income tax on OID accrued through the date of disposition (and not previously included in income), but would not receive any cash from the trust with respect to the OID.

If the possibility of Community First's exercising its option to defer payments of interest is not treated as remote, the junior subordinated debentures would be treated as initially issued with OID in an amount equal to the aggregate stated interest (plus any de minimus OID). That OID would generally be includible in a holder's taxable income, over the term of the junior subordinated debentures, on an economic accrual basis as described above.

Distribution of Junior Subordinated Debentures to Holders of Capital Securities

Under current law, a distribution by CFB Capital III of the junior subordinated debentures as described under the caption "Description of Capital Securities — Liquidation and Distribution Upon Termination" would be non-taxable and would result in the holder receiving directly its pro rata share of the junior subordinated debentures previously held indirectly through CFB Capital III, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis that the holder had in its capital securities before the distribution. If, however, the liquidation of CFB Capital III were to occur because CFB Capital III is subject to United States federal income tax with respect to income accrued or received on the junior subordinated debentures as a result of a tax event or otherwise, CFB Capital III's distribution of junior subordinated debentures to holders could be a taxable event to CFB Capital III and each holder, and holders would recognize gain or loss as if the holder had exchanged its capital securities for the junior subordinated debentures it received upon the liquidation of CFB Capital III. A holder would recognize interest income in respect of junior subordinated debentures received from CFB Capital III in the manner described above under "Interest Income and Original Issue Discount."

Sales or Redemption of Capital Securities

Gain or loss will be recognized by a holder on a sale of capital securities, including a redemption for cash in an amount equal to the difference between the amount realized, which for this purpose will exclude amounts attributable to accrued interest or OID not previously included in income, and the holder's adjusted tax basis in the capital securities sold or redeemed. Gain or loss recognized by a holder on capital securities held for more than one year generally will be taxable as long-term capital gain or loss. Amounts attributable to accrued interest with respect to a holder's pro rata share of the junior subordinated debentures not previously included in income will be taxable as ordinary income.

Extension or Acceleration of the Stated Maturity Date

If Community First exercises its option to extend or accelerate the stated maturity date of the junior subordinated debentures, a holder should not be required to recognize taxable gain or loss as a result of such extension or acceleration.

Information Reporting

In general, information reporting requirements will apply to payments made on, and proceeds from the sale of, the capital securities held by a noncorporate holders. See "Backup Withholding" below.

Backup Withholding

Payments made on, and proceeds from the sale of, the capital securities may be subject to a "backup" withholding tax of 30% (which rate is scheduled to be reduced periodically through 2006) unless the holder complies with certain identification or exemption requirements. Any amounts so withheld will be allowed as a credit against the holder's United States federal income tax liability, or refunded, provided the required information is provided to the IRS.

Possible Tax Law Changes

On January 24, 2002, a bill was sponsored in the House of Representatives which would, among other things, generally prevent a corporation from deducting interest on indebtedness if the debt was not shown as part of total liabilities for financial statement purposes. We currently do not include the junior subordinated debentures in our total liabilities and are not required to do so, including under the terms of the indenture. We expect to present the junior subordinated debentures and capital securities as a separate line item on our balance sheet under the heading "Company-Obligated Mandatorily Redeemable Preferred Securities of CFB Capital III." As currently proposed, the legislation would only affect securities that are issued after its passage. If, however, the law as adopted did apply to prior issuances, we would not be permitted to deduct the interest we pay on the junior subordinated debentures unless we reclassified them as part of our total liabilities on our balance sheet. If we did not reclassify the junior subordinated debentures, this change would cause a tax event, which would permit us, upon approval of the Federal Reserve, to cause the capital securities to be redeemed. If the capital securities are redeemed, you would not receive interest to maturity. Please see "Description of the Capital Securities — Redemption" and "Description of Junior Subordinated Debentures — Redemption."

ERISA CONSIDERATIONS

Employee benefit plans and individual retirement accounts that are subject to the Employee Retirement Income Security Act of 1974 ("ERISA") and/or Section 4975 of the Internal Revenue Code ("IRC") generally may purchase capital securities, subject to the investing fiduciary's determination that the investment in the capital securities satisfies applicable fiduciary standards and other requirements applicable to investments by the plans.

In any case, we and any of our affiliates may be considered a "party in interest" within the meaning of ERISA or a "disqualified person" within the meaning of the Section 4975 of the IRC with respect to certain plans. Such plans generally include plans maintained or sponsored by, or contributed to by, any such persons with respect to which we or any of our affiliates are a fiduciary or plans for which we or any of our affiliates provide services. The acquisition and ownership of capital securities by a plan, to which we or any of our affiliates are considered a party in interest or a disqualified person, may result in a prohibited transaction under ERISA or Section 4975 of the IRC, unless the capital securities are acquired pursuant to and in accordance with an applicable exemption.

As a result, plans to which we or any of our affiliates are a party in interest or a disqualified person should not acquire capital securities unless the capital securities are acquired pursuant to and in accordance with an applicable exemption. Any other plans or other entities whose assets include plan assets subject to ERISA or Section 4975 of the IRC proposing to acquire capital securities should consult with their own counsel.

UNDERWRITING

The underwriters named below have agreed to buy, subject to the terms of the purchase agreement, the number of capital securities listed opposite their names below. The underwriters are committed to purchase and pay for all of the capital securities if any are purchased.

Underwriters	Number of Capital Securities
U.S. Bancorp Piper Jaffray Inc.	1,440,000
RBC Dain Rauscher Inc.	960,000

Total	2,400,000

The underwriters have advised us that they propose to offer the capital securities to the public at $25 per capital security. The underwriters propose to offer the capital securities to certain dealers at the same price less a concession of not more than $0.50 per capital security. The underwriters may allow and the dealers may reallow a concession of not more than $0.40 per capital security on sales to certain other brokers and dealers. After the offering, these figures may be changed by the underwriters.

The following table shows the underwriting fees to be paid to the underwriters by us in connection with this offering.

Underwriting Commission
Per capital security	$0.7875
Total	$1,890,000

We and the trust have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

At our request, the underwriters have reserved for sale, at $25 per capital security, up to 25,000 capital securities for our directors and employees. The number of capital securities available for sale to the general public will be reduced to the extent those persons purchase any of the reserved capital securities. Any reserved capital securities that are not purchased will be offered by the underwriters to the general public on the same basis as the other capital securities in this offering.

U.S. Bancorp Piper Jaffray and RBC Dain Rauscher have periodically provided investment banking services to us for which they received customary compensation. U.S. Bank, an affiliate of U.S. Bancorp Piper Jaffray, has an existing commercial banking relationship with us.

In connection with this offering, the underwriters and their affiliates may engage in transactions, effected in accordance with Rule 104 of the SEC's Regulation M, that are intended to stabilize, maintain or otherwise affect the market price of the capital securities. These transactions may include transactions in which the underwriters create a short position for their own account by selling more capital securities than they are committed to purchase from the trust. In such a case, to cover all or part of the short position, the underwriters may purchase capital securities in the open market following completion of the initial offering. The underwriters also may engage in stabilizing transactions in which they bid for, and purchase, the capital securities at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the capital securities. Any of these transactions may result in the maintenance of a price for the capital securities at a level above that which might otherwise prevail in the open market. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the market price of the capital securities. The underwriters are not required to engage in any of these transactions. These transactions may be effected on the Nasdaq National Market, and, if commenced, may be discontinued at any time without notice.

The underwriters have advised the trust that they do not intend to confirm any sales of capital securities to any discretionary accounts. In connection with the offer and sale of the capital securities, the underwriters will comply with Rule 2810 under the NASD Conduct Rules.

LEGAL MATTERS

Certain legal matters of Delaware law relating to the validity of the capital securities, the enforceability of the trust agreement and the formation of CFB Capital III will be passed upon by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to Community First and CFB Capital III. The validity of the guarantee and the junior subordinated debentures will be passed upon for Community First by Lindquist & Vennum P.L.L.P., Minneapolis, Minnesota, counsel to Community First. Patrick Delaney is a partner in Lindquist & Vennum. He is also secretary and a director of Community First, and a holder of common stock and of options to purchase common stock, which represent less than 1% of total outstanding shares of our common stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Faegre & Benson LLP, Minneapolis, Minnesota. Lindquist & Vennum and Faegre & Benson LLP will rely on the opinions of Richards, Layton & Finger as to matters of Delaware law. Certain matters relating to United States federal income tax considerations will be passed upon for Community First by Lindquist & Vennum.

PROSPECTUS

COMMUNITY FIRST BANKSHARES, INC.
CFB CAPITAL III
CFB CAPITAL IV
CFB CAPITAL V
$180,000,000

Our common stock is quoted on the Nasdaq National Market under the symbol "CFBX."

Community First Bankshares and CFB Capital III, CFB Capital IV, and CFB Capital V may offer and sell up to $180 million of the following kinds of securities:

  •
  Common Stock;

  •
  Preferred Stock;

  •
  Debt Securities;

  •
  Capital Securities (fully and unconditionally guaranteed on a subordinated basis by Community First as described in this prospectus and any prospectus supplement);

  •
  Junior Subordinated Debentures; and

  •
  Guarantee of Community First with respect to the Capital Securities to the extent described in the prospectus and any prospectus supplement.

Each of CFB Capital III, CFB Capital IV, and CFB Capital V are Delaware business trusts which may sell capital securities to the public and common securities to Community First. In connection with these sales, the trusts will use the proceeds to buy an equal principal amount of junior subordinated debentures of Community First.

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the prospectus supplement carefully before you invest.

These securities are not deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated March 14, 2002.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may sell common stock, preferred stock, debt securities or capital securities either separately or in units, in one or more offerings up to a total dollar amount of $180,000,000. This prospectus provides you with a general description of those securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We also may provide a pricing supplement that will describe specific terms of your security. When we refer in this prospectus to the prospectus supplement, we mean the specific prospectus supplement that applies to the series of securities we are offering to you. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the prospectus supplement and the pricing supplement together with the additional information described under the heading "Where You Can Find More Information."

The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

COMMUNITY FIRST BANKSHARES

Community First Bankshares is a bank holding company that, as of December 31, 2001, owned and operated banks in 138 communities in 12 states, and had total assets of approximately $5.8 billion. We own and operate community banks primarily in small and medium-sized communities and the surrounding market areas in the states of Arizona, California, Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota, South Dakota, Utah, Wisconsin and Wyoming. Our banks provide a full range of financial products and services to individuals and businesses, including consumer and commercial banking, trust, insurance, and investments.

We have built an extensive community banking platform through acquisitions. A key initiative for us is to enhance our profitability by increasing the number of products and services sold per customer, and expand the number of distribution channels through which our customers can access our products and services. In that regard, an enhanced online banking web site supplements our current channels of in-person, mail, ATM, and telephone banking. A customer relationship management database enables our banks to identify the products and services most relevant to each customer. We have also introduced a program of company-wide sales campaigns focusing on individual products.

We provide our banks with a number of support functions, such as data processing services, credit policy formulation and review, investment management and specialized staff support. We continue to develop and enhance our online banking capability, improve our investment product distribution network and continue to build our insurance agency business.

During the first quarter of 2001, we designated certain of our banks as either a Regional Financial Center or Community Financial Center. Regional Financial Centers offer a full array of financial products and services for both the corporate and retail market including, banking, trust, and investment products. Regional Financial Centers are typically aligned along a hub and spoke system, with one larger office directing and supporting smaller offices in close geographic proximity. Regional Financial Centers are managed by bank presidents. We have 52 Regional Financial Centers. Community Financial Centers are less geographically concentrated, but also offer a complete line of financial products and services. Their emphasis is more focused on retail products, investments and insurance. Community Financial Centers are managed by branch managers. We have 28 Community Financial Centers. We are also integrating our insurance and investment sales forces into our Regional Financial Centers to move towards a one-stop financial services supermarket.

We believe that this structure allows us to staff our offices with financial service professionals who are sensitive to the financial needs of our customers and can better respond to those needs. In addition to improving staffing, an important part of our strategy is to utilize technology to improve product and service delivery channels. As part of our focus on technology and improved product distribution, we recently formed a joint venture with Wells Fargo to exclusively handle our mortgage origination. This structure will permit us to offer our customers a broader line of mortgage products more efficiently through improved access to technology and back-office support. To provide more products and services to our customers, our employees are trained and encouraged to be sales-focused as we build a complete financial management relationship with our customers.

The mailing address of our principal executive office is 520 Main Avenue, Fargo, North Dakota 58124-0001, and our telephone number is (701) 298-5600.

THE TRUSTS

The CFB Capital III, CFB Capital IV and CFB Capital V are Delaware business trusts formed by Community First. The trusts may from time to time:

  •
  sell capital securities representing undivided beneficial interests in the trusts to the public;

  •
  sell common securities representing undivided beneficial interests in the trusts to Community First;

  •
  use the proceeds from these sales to buy an equal principal amount of junior subordinated debentures of Community First;

  •
  distribute the cash payments they receive on the junior subordinated debentures they own to the holders of their capital and common securities; and

  •
  engage in other activities necessary or incidental to the previously described activities.

All of the common securities of the trusts will be owned by Community First. The common securities of each trust will rank equally, and payments will be made pro rata with the capital securities of that trust, except that upon an event of default under the trust agreement, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, dissolution, redemption and otherwise will be subordinated to the rights of the holders of the capital securities. Community First will acquire common securities of each trust in an aggregate liquidation amount equal to at least three percent of the total capital of each trust.

Each trust's business and affairs will be conducted by five trustees, appointed by Community First, as the holder of each trust's common securities. Unless an event of default under the junior subordinated indenture has occurred and is continuing, Community First may remove any trustee at any time. The duties and obligations of the trustees will be governed by the trust agreement. Three administrative trustees for each trust will be persons who are employees or officers of or affiliated with Community First. A financial institution which is unaffiliated with Community First will act as property trustee, Delaware trustee under the trust agreement and as indenture trustee for purposes of the Trust Indenture Act of 1939, as amended pursuant to the terms set forth in a prospectus supplement. In addition, unless this trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, one trustee of each trust will have its principal place of business or reside in the State of Delaware. The Delaware trustee will initially be Wilmington Trust Company of Wilmington, Delaware.

We have not included separate financial statements of the trusts in this prospectus. Community First does not believe that holders of the capital securities would find these financial statements helpful because:

  •
  all of the voting securities of each of the trusts will be owned, directly or indirectly, by Community First, a reporting company under the Securities Exchange Act of 1934;

  •
  each of the trusts has no independent assets, operations, revenues or cash flows and exists for the sole purpose of issuing the capital securities and the common securities, investing the proceeds in junior subordinated debentures issued by Community First, distributing the cash payments received on the junior subordinated debentures to the holders of the capital and common securities, and engaging in other activities necessary or incidental to these activities;

  •
  Community First's obligations described in this prospectus and in any accompanying prospectus supplement constitute a full and unconditional guarantee on a subordinated basis of payments due on the capital securities; and

  •
  the trusts do not file reports with the SEC.

Each trust has a term of approximately 35 years, but may dissolve earlier as provided in the applicable trust agreement. Community First will pay all fees and expenses related to the trusts and the offering of their securities.

The principal place of business of each trust will be c/o Community First Bankshares, Inc., 520 Main Avenue, Fargo, North Dakota 58124-0001, telephone number (701) 298-5600.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, 233 Broadway, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below, and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and before the time that we sell all the securities offered by this prospectus:

  •
  Annual report on Form 10-K for the year ended December 31, 2000 (including information specifically incorporated by reference into our Form 10-K from our 2001 annual report to stockholders from our definitive proxy statement for our 2001 annual meeting of stockholders);

  •
  Quarterly reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

  •
  Current report on Form 8-K filed on March 23, 2001;

  •
  Description of our common stock as described in our Form 8-A Registration Statement filed with the SEC on April 7, 1994 and amended September 19, 1994;

  •
  Description of our common stock as described in our Form 8-A Registration Statement filed with the SEC on August 13, 1991; and

  •
  Description of our preferred stock purchase rights as described in our Form 8-A Registration Statement filed with the SEC on January 9, 1995.

You may request a copy of these filings at no cost, by writing to or telephoning us at the following address.

    Chief Executive Officer
    Community First Bankshares, Inc.
    520 Main Avenue

    Fargo, North Dakota 58124-0001
    (701) 298-5600

You should rely only on the information included or incorporated by reference in this prospectus or the prospectus supplement. We have not authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if we also deliver a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the dates on the front of those documents. Information on our Web site is not a part of this prospectus or a prospectus supplement.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that are and will be incorporated by reference into this prospectus, contain forward-looking statements regarding our plans, expectations, estimates and beliefs. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings or results from those presently anticipated or projected. We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements give the Company's expectations or predictions of future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. A number of factors, many of which are beyond our control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The important factors that could cause our actual results to include those discussed under the Section Entitled "Forward-Looking Statements" in our 2000 Annual Report to Stockholders and a similarly entitled section in our Form 10-K for the fiscal year ended December 31, 2000 and other SEC filings incorporated by reference into this prospectus. We encourage you to read these sections carefully. We will not necessarily update information in this prospectus or incorporated by reference into this prospectus if any forward-looking statement turns out to be inaccurate.

USE OF PROCEEDS

Unless the prospectus supplement states otherwise, the net proceeds from the sale of the offered securities will be added to our general funds and may be used to:

  •
  redeem or repurchase outstanding securities;

  •
  repay other debt;

  •
  finance acquisitions of companies and other assets; and

  •
  provide working capital.

Until the net proceeds have been used, they will be invested in short-term marketable securities.

RATIO OF EARNINGS TO FIXED CHARGES

	Nine Months Ended September 30,		Fiscal Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
Ratio of Earnings to Fixed Charges
Excluding Interest on Deposits	4.55x	3.50x	3.62x	4.27x	3.58x	6.54x	5.71x
Including Interest on Deposits	1.54x	1.52x	1.51x	1.61x	1.37x	1.61x	1.59x

For purposes of calculating the ratios of earnings to fixed charges, earnings represent income before income taxes, extraordinary items and fixed charges, fixed charges represent interest expense, including the interest component of rental expense, and preferred stock dividends.

DESCRIPTION OF COMMON STOCK

The following description of Community First's common stock, together with the additional information included in any applicable prospectus supplement, summarizes the material terms and provisions of the common stock, but is not complete. For the complete terms of the common stock, please refer to Community First's amended and restated certificate of incorporation, Community First's amended bylaws, and Community First's rights agreement, which are incorporated by reference into the registration statement that includes this prospectus.

General

Community First's amended and restated certificate of incorporation authorizes it to issue up to 82,000,000 shares of stock, consisting of 80,000,000 shares of common stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, $.01 par value per share, of which 150,000 shares are designated as Series A junior participating preferred stock. As of January 31, 2002, there were 40,107,354 shares of common stock outstanding, net of treasury shares, held by approximately 11,200 shareholders of record, and there were no shares of preferred stock outstanding.

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders; except that each stockholder may cumulate votes in the election of directors. Cumulative voting means that each common stockholder will have a number of votes equal to the number of shares held by such holder multiplied by the number of directors to be elected. These votes may be cast for a single candidate or divided among any number of candidates. In certain circumstances, cumulative voting rights allow the holders of less than a majority of common stock to elect directors when the holders may not be able to elect any directors if cumulative voting was not allowed.

The common stock has no preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding-up of Community First, the holders of common stock are entitled to share in all assets legally available for distribution to stockholders after payment of all liabilities and the liquidation preferences, if any, of any outstanding preferred stock. Each outstanding share of common stock is, and any shares of common stock offered by this prospectus when they are paid for will be, fully paid and nonassessable.

Dividends, Distributions and Redemptions

Subject to preferences that may apply to any preferred stock outstanding, holders of the common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that the board of directors may determine. Under Delaware corporate law, Community First may declare and pay dividends out of surplus, or if there is no surplus, out of net profits for the fiscal year in which the dividend is declared or in the preceding year. No dividends may be declared, however, if the capital of Community First has been diminished by depreciation, losses or otherwise to an amount less than the aggregate amount of capital represented by any issued and outstanding stock having a preference on distribution. Community First's ability to pay dividends on its issued and outstanding common stock may be limited, from time to time, by covenants under existing loan agreements.

Federal banking laws and regulations limit Community First's ability to redeem its equity securities. In general, bank holding companies are required to obtain the prior approval of the Federal Reserve Board before any redemption of permanent equity or other capital instruments, if the aggregate amount of such redemptions over a twelve-month period exceeds ten percent of the net worth of Community First. However, a bank holding company is not required to obtain the prior Federal Reserve Board approval for the redemption if:

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  both before and immediately after the redemption, the bank holding company is well capitalized;

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  the bank holding company is well managed; and

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  the bank holding company is not the subject of any unresolved supervisory issues.

Community First currently satisfies all of these criteria. Finally, any perpetual preferred stock with a feature permitting redemption at the option of the issuer may qualify as capital only if the redemption is subject to the prior approval of the Federal Reserve Board.

If Community First were liquidated, the common stockholders would be entitled to receive, pro rata, all assets available for distribution to them after full satisfaction of Community First's liabilities and any payment applicable to the preferred stock then outstanding.

Shareholder Rights Plan

On January 5, 1995, Community First's board of directors declared a dividend of one preferred share purchase right for each outstanding share of common stock. The dividend was payable to stockholders of record on January 19, 1995. Each right entitles the registered holder to purchase one one-hundredth (1/100) of a share of Series A junior participating preferred stock, par value $.01 per share, at a price of $31.50 per one one-hundredth of a share. The description and terms of the rights are set forth in a rights agreement, dated as of January 5, 1995, between Community First and Wells Fargo Bank Minnesota, N.A., as rights agent.

The rights will be transferred with common stock certificates until a distribution event. The rights will separate from the shares of common stock, and become exercisable upon the earlier of the tenth day following:

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  the first date of public announcement that a person or group of affiliated or associated persons has become the beneficial owner of 15% or more of Community First's voting securities, or

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  the commencement of, or a public announcement of an intention to make, a tender offer or exchange offer that would result in a person or affiliated or associated persons becoming the beneficial owners of 15% or more of Community First's voting securities.

If the rights become exercisable, each holder of a right may purchase common stock, or, in certain circumstances, a combination of cash, other property, common stock or other securities, having a value of two times the purchase price of the right. In the event that Community First is acquired in a merger or other business combination transaction where Community First is not the surviving corporation, each holder of a right may purchase common stock or securities of the acquiror with a then current value of two times the purchase price of the right.

The exercise price of the right, and the number of shares of junior participating preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution under certain circumstances.

At any time after the rights become exercisable and prior to the acquisition by an acquiror of 50% or more of Community First's outstanding voting securities, Community First's board of directors may exchange all or part of the rights (other than rights owned by a person or group which have become void) at an exchange ratio of one share of common stock, or one one-hundredth of a share of junior participating preferred stock per right (subject to adjustment).

At any time after the rights become exercisable, subject to certain exceptions, and prior to the acquisition by an acquiror of 15% or more of Community First's outstanding common stock, Community First's board of directors may redeem all or part of the rights at a price of $.01 per right.

The junior participating preferred stock purchasable upon exercise of the rights will be nonredeemable. Each share of junior participating preferred stock will have a preferential quarterly dividend in an amount equal to 100 times the dividend declared on each share of common stock. In the event of liquidation, the holders of junior participating preferred stock will receive a preferred liquidation payment of $100 per whole share of junior participating preferred stock. Each whole share of junior participating preferred stock will have 100 votes, voting together with the common stock. In the event of any merger, consolidation or other transaction in which common stock is exchanged, each share of junior participating preferred stock will be entitled to receive 100 times the amount and type of consideration received per share of common stock. The rights of the junior participating preferred stock as to dividends and liquidations, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions.

Until a right is exercised, it will not entitle the holder to any rights as a shareholder of Community First (other than those as an existing shareholder). The rights will expire on January 5, 2005, unless they are redeemed or exchanged prior to that time.

The rights plan adopted by the board of directors is designed to protect and maximize the value of the outstanding equity interests in Community First in the event of an unsolicited attempt by an acquiror to take over Community First, in a manner or on terms not approved by the board of directors. Takeover attempts frequently include coercive tactics to deprive the board of directors and stockholders of any real opportunity to determine Community First's destiny. The board declared the rights dividend to deter coercive tactics, including a gradual accumulation of shares of common stock in the open market of a 15% or greater position to be followed by a merger or a partial or two-tier tender offer that does not treat all stockholders equally. These tactics unfairly pressure stockholders, squeeze them out of their investment without giving them any real choice and deprive them of the full value of their shares. The declaration of the rights dividend is not intended to prevent a takeover of Community First and will not do so. Because Community First may redeem the rights, they should not interfere with any merger or business combination approved by Community First's board of directors.

The rights may have the effect of rendering more difficult or discouraging an acquisition of Community First deemed undesirable by the board of directors. The rights may cause substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by the board of directors, unless the offer is conditioned upon the purchase or redemption of the rights.

Indemnification and Limited Liability

Community First's certificate of incorporation and bylaws require it to indemnify its directors and officers to the fullest extent permitted by law. In addition, as permitted by Delaware law, the certificate of incorporation and bylaws provide that no director of Community First will be personally liable to Community First or its stockholders for monetary damages for such director's breach of duty as a director, except from liability for:

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  any breach of the director's duty of loyalty to Community First or its stockholders;

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  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

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  any liability under Section 174 of Delaware law for unlawful distributions; or

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  any transaction from which the director derived an improper personal benefit.

This provision of the certificate of incorporation will limit the remedies available to a stockholder who is dissatisfied with a decision of the board of directors protected by this provision, and the stockholder's only remedy in that circumstance may be to bring a suit to prevent the action of the board of directors. In many situations, this remedy may not be effective, including instances when stockholders are not aware of a transaction or an event prior to action of the board of directors in respect of the transaction or event.

Subject to certain limitations, Community First's officers and directors are insured against losses arising from claims made against them for wrongful acts which they may become obligated to pay or for which Community First may be required to indemnify them.

Delaware Anti-Takeover Law

Community First is subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, this law prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for three years after the person became an interested stockholder unless, subject to specified exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset sale, stock sale or other transaction that results in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of Community First's voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of Community First without further action by the stockholders.

Other Matters.    Community First's common stock is listed on The Nasdaq Stock Market under the symbol "CFBX." Wells Fargo Bank Minnesota, N.A., Minneapolis, Minnesota, is the transfer agent and registrar for the common stock.

DESCRIPTION OF PREFERRED STOCK

The following summary contains a description of the general terms of the preferred stock, par value $.01 per share, that we may issue. We will describe other terms of any series of preferred stock in the prospectus supplement relating to that series of preferred stock. The terms of any series of preferred stock may differ from the terms described below. Certain provisions of the preferred stock described below and in any prospectus supplement are not complete. You should refer to Community First's amended and restated certificate of incorporation and the certificate of designation that will be filed with the SEC in connection with the offering of the series of preferred stock.

General

Community First's certificate of incorporation authorizes the board of directors to provide for the issuance of preferred stock, in one or more series, without stockholder action. The board of directors can determine the rights, preferences and limitations of each series. Under Community First's certificate of incorporation, 2,000,000 shares of Community First's capital stock are authorized for issuance as preferred stock. Prior to the issuance of each series of preferred stock, Community First's board of directors will adopt resolutions creating and designating the series as a series of preferred stock. Community First's board of directors has established a series of 150,000 shares of junior participating preferred stock issuable under the rights agreement described above. As of December 31, 2001, we had no shares of preferred stock outstanding.

The authority of the board of directors with respect to each such class or series shall include, but is not limited to, the determination of:

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  the distinctive serial designation of such class or series and the number of shares constituting such class or series;

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  the dividend rate for such class or series, and whether dividends shall be cumulative;

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  whether the shares of such class or series are redeemable and, if so, the terms and conditions of such redemption;

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  the obligation, if any, to establish a sinking fund;

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  the terms, if any, under which such class or series is convertible or exchangeable for shares of any other class or series;

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  whether the shares have voting rights and, if so, the terms and conditions of such voting rights;

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  the rights of the shares of such class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of Community First; and

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  any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such class or series.

The shares of preferred stock of any one class or series will be identical with each other in all respects except as to the dates from and after which dividends shall cumulate, if cumulative. The preferred stock will have the dividend, liquidation and voting rights set forth below unless otherwise provided in the applicable prospectus supplement relating to a particular series of preferred stock. Preferred stock will be fully paid and nonassessable upon issuance against full payment of the purchase price therefor.

Dividend Rights

Holders of the preferred stock of each series will be entitled to receive, when, and if declared by Community First's board of directors, cash dividends at the rates and on the dates described in the prospectus supplement. Different series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. If variable, we will describe the formula or other method used for determining the applicable dividend rate for each dividend period in the applicable prospectus supplement. If fixed, dividends will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Dividends on any series of the preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If Community First's board of directors does not declare a dividend payable on a dividend payment date on any series of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and Community First will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates.

We may not declare or pay full dividends or set funds apart for the payment of any dividends that rank equally or junior to the preferred stock unless we have paid or set apart for payment dividends on the preferred stock. If we do not pay full dividends, the preferred stock will share dividends pro rata with the parity securities. We may not declare or pay dividends or set funds apart for the payment of dividends on any junior securities, unless we have paid full cumulative dividends for all dividend periods terminating on or before the date of the declaration or payment, or declared those dividends and set apart a sum sufficient for the payment on the preferred stock.

Community First's ability to pay dividends on the preferred stock is subject to policies established by the Federal Reserve Board and the Office of the Comptroller of the Currency. See the "Supervision and Regulation" section of Community First's annual report on Form 10-K, which is incorporated by reference in this prospectus. These agencies impose restrictions on under-capitalized depository institutions, including limits on paying dividends.

Rights Upon Liquidation

If Community First dissolves, liquidates or winds up its affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive, before any payment or distribution of assets is made to holders of junior securities, liquidating distributions in the amount described in the prospectus supplement relating to that series of the preferred stock, plus an amount equal to accrued and unpaid dividends and, if the series of the preferred stock is cumulative, for all dividend periods prior to that point in time. If we do not pay in full the amounts payable with respect to the preferred stock of any series, and any other equally ranked or senior ranked securities, the holders of the preferred stock of that series and of the securities that rank equally with respect to distribution will share proportionately in the distribution of Community First's assets in proportion to the full liquidation preferences to which they are entitled. Unless otherwise described in the prospectus supplement, after we pay in full the holders of preferred stock and any holders of securities that rank equal or senior, those holders will have no right or claim to any of Community First's remaining assets.

Redemption

A series of the preferred stock may be redeemable, in whole or in part, at Community First's option or the option of the holder. In addition, a series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund or otherwise. We will describe in the prospectus supplement the redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series.

In the event of partial redemptions of preferred stock, whether by mandatory or optional redemption, Community First's board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable. On or after a redemption date, unless we default in the payment of the redemption price, dividends will cease to accrue on shares of preferred stock called for redemption. In addition, all rights of holders of the shares will terminate, except for the right to receive the redemption price.

Under current regulations, bank holding companies may exercise an option to redeem shares of preferred stock included as Tier 1 capital, or exchange the preferred stock for debt securities, without the prior approval of the Federal Reserve Board, if the bank holding company will remain well capitalized after redemption, is well-managed, and is not the subject of any unresolved supervisory issues.

Voting Rights

Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights, except as set forth below or as otherwise required by law. In the case of any series of preferred stock having one vote per share on matters on which holders of the series are entitled to vote, the voting power of that series, on matters on which holders of that series and holders of any other series of preferred stock are entitled to vote as a single class, will depend on the number of shares in the series, not the aggregate stated value, liquidation preference or initial offering price of the shares of the series of the preferred stock.

So long as any preferred stock of any series remains outstanding, we will not, without the affirmative vote or consent of at least two-thirds of the shares of the preferred stock outstanding at the time, voting as a class with all other series of preferred stock ranking equally with the preferred stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding up:

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  issue, authorize or increase the authorized amount of, any class or series of stock ranking senior to the preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of Community First; or

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  amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of Community First's certificate of incorporation or the certificate of designations of the preferred stock so as to adversely affect any powers, preferences, privileges or rights of the preferred stock.

However, any increase in the amount of authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock, or any increase in the amount of authorized shares of preferred stock, in each case ranking equally with or junior to the preferred stock with respect to the payment of dividends and the distribution of assets upon Community First's liquidation, dissolution or winding up will not be deemed to adversely affect these powers, preferences, privileges or rights.

Under regulations adopted by the Federal Reserve Board, if the holders of any series of the preferred stock are or become entitled to vote for the election of directors because dividends on the series are in arrears, the series may then be deemed a "class of voting securities" and a holder of 25% or more of that series, or a holder of 5% or more if it otherwise exercises a "controlling influence" over us, may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act. In addition, whenever a series is deemed a class of voting securities, any other bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 5% or more of that series, and any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 10% or more of that series.

Conversion Rights

The prospectus supplement relating to any series of the preferred stock that is convertible will state the terms on which shares of that series are convertible into Community First's other securities.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities. The prospectus supplement will describe the specific terms of any debt securities offered through that prospectus supplement and any general terms outlined in this section that will not apply to those debt securities.

The debt securities will be issued under an indenture between us and the trustee named in the prospectus supplement. As used in this section of the prospectus, debt securities means the debentures, notes, bonds and other evidence of indebtedness that we issue and the trustee authenticates and delivers under the indenture. This discussion does not include the junior subordinated debentures that may be issued to CFB Capital III, CFB Capital IV or CFB Capital V, described later in this prospectus under the heading "Description of the Junior Subordinated Debentures."

We have summarized certain terms and provisions of the indenture in this section. The summary is not complete. We have also filed the form of the indenture as an exhibit to the registration statement that is incorporated by reference to this prospectus. You should read the form of indenture for additional information before you buy any debt securities. Capitalized terms used but not defined in this summary have the meanings specified in the indenture.

General

The debt securities will be Community First's direct unsecured obligations. The indenture does not limit the amount of debt securities that we may issue and permits us to issue debt securities from time to time. Debt securities issued under the indenture will be issued as part of a series that has been established by us pursuant to the indenture. Unless a prospectus supplement relating to debt securities states otherwise, the indenture and the terms of the debt securities will not contain any covenants designed to afford holders of any debt securities protection in a highly leveraged or other transaction involving us that may adversely affect holders of the debt securities.

A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

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  the title and type of the debt securities;

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  any limit on the total principal amount of the debt securities;

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  the price at which the debt securities will be issued;

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  the date or dates on which the principal of and premium, if any, on the debt securities will be payable;

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  the maturity date of the debt securities;

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  if the debt securities will bear interest;

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  the interest rate on the debt securities;

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  the date from which interest will accrue;

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  the record and interest payment dates for the debt securities;

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  the first interest payment date;

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  any circumstances under which we may defer interest payments;

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  any optional conversion provisions that would permit us or the holders of debt securities to elect to convert the debt securities prior to their final maturity;

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  any optional redemption provisions that would permit us or the holders of debt securities to elect redemption of the debt securities prior to their final maturity;

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  any sinking fund provisions that would obligate us to redeem the debt securities prior to their final maturity;

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  the currency or currencies in which the debt securities will be denominated and payable, if other than U.S. dollars;

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  any provisions that would permit us or the holders of the debt securities to elect the currency or currencies in which the debt securities are paid;

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  whether the debt securities will be subordinated to Community First's other debt;

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  any changes to or additional events of default (as defined below);

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  any changes to or additional covenants;

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  whether the debt securities will be issued in whole or in part in the form of global securities and, if so, the depositary for those global securities and the book-entry system maintained for the global securities (a global security means a debt security that Community First issues in accordance with the indenture to represent all or part of a series of debt securities);

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  any special tax implications of the debt securities; and

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  any other terms of the debt securities.

A holder means the person in whose name a note is registered in the note register.

Payment and Transfer

In the prospectus supplement, we will designate a place of payment where you can receive payment of the principal of and any premium and interest on the debt securities or transfer the debt securities. Even though we will designate a place of payment, we may elect to pay any interest on the debt securities by mailing a check to the person listed as the owner of the debt securities in the note register or by wire transfer to an account designated by that person. There will be no service charge for any registration of transfer or exchange of the debt securities, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the debt securities.

Denominations

Unless the prospectus supplement states otherwise, the debt securities will be issued only in registered form, without coupons, in denominations of $1,000 each, or multiples of $1,000.

Global Securities

The indenture provides that we may issue debt securities in global form. If any series of debt securities is issued in global form, the prospectus supplement will describe any circumstances under which beneficial owners of interests in any of those global debt securities may exchange their interests for debt securities of that series and of like tenor and principal amount in any authorized form and denomination.

Original Issue Discount

Debt securities may be issued under the indenture as original issue discount securities and sold at a substantial discount below their stated principal amount. If a debt security is an original issue discount security, that means that an amount less than the principal amount of the debt security will be due and payable upon a declaration of acceleration of the maturity of the debt security pursuant to the indenture. The prospectus supplement will describe the federal income tax consequences and other special factors that should be considered prior to purchasing any original issue discount securities.

Consolidation, Merger or Sale

The indenture generally permits a consolidation or merger between us and another corporation. It also permits the sale or transfer by us of all or substantially all of Community First's property and assets and the purchase by us of all or substantially all of the property and assets of another corporation. These transactions are permitted if:

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  the resulting or acquiring corporation (if other than us) assumes all of Community First's responsibilities and liabilities under the indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the indenture; and

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  immediately after the transaction, no event of default exists under the indenture.

If we consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the indenture, the resulting or acquiring corporation will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, the successor corporation may exercise Community First's rights and powers under the indenture, in Community First's name or in its own name and Community First will be released from all its liabilities and obligations under the indenture and under the debt securities.

Modification and Waiver

Under the indenture, certain of Community First's rights and obligations and certain of the rights of holders of the debt securities may be modified or amended with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series of debt securities affected by the modification or amendment. The following modifications and amendments will not be effective against any holder without its consent:

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  a change in the stated maturity date of any payment of principal or interest;

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  a reduction in the rate of interest;

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  a change in the place of payment or currency in which any payment on the debt securities is payable;

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  a limitation of a holder's right to sue us for the enforcement of certain payments due on the debt securities; and

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  a reduction in the percentage of outstanding debt securities required to consent to a modification, waiver or amendment of the indenture.

Events of Default; Notice

The term, "event of default," when used in the indenture with respect to any series of debt securities, means any of the following:

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  failure to pay interest on any debt security of that series for 10 days after the payment is due;

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  failure to pay the principal of or any premium on any debt security of that series when due;

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  failure to perform any other covenant in the indenture that applies to debt securities of that series for 30 days after we have received written notice of the failure to perform in the manner specified in the indenture;

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  default in payment of principal amount of $2 million or more under any indebtedness for borrowed money (including other series of debt securities), or default under any mortgage, lien or other similar encumbrance, indenture or instrument (including the indenture) which secures any indebtedness for borrowed money, and which results in acceleration of the maturity of an outstanding principal amount of indebtedness greater than $2 million, unless such default is cured or such acceleration is rescinded;

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  certain events in bankruptcy, insolvency or reorganization;

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  a final judgment for payment of money in excess of $1 million is entered against us and the judgment is unsatisfied for 60 days without a stay of execution; or

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  any other event of default that may be specified for the debt securities of that series when that series is created.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series can, subject to certain conditions, rescind the declaration.

The prospectus supplement relating to each series of debt securities that are original issue discount securities will describe the particular provisions that relate to the acceleration of maturity of a portion of the principal amount of such series when an event of default occurs and continues.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. The indenture requires us to file an officers' certificate with the trustee each quarter that states that certain defaults do not exist under the terms of the indenture. The trustee may withhold notice to the holders of debt securities of any default (except defaults in the payment of principal, premium, or interest) if it considers the withholding of notice to be in the best interests of the holders.

Other than its duties in the case of a default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnification. If reasonable indemnification is provided, then, subject to certain other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series may, with respect to the debt securities of that series, direct the time, method and place of:

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  conducting any proceeding for any remedy available to the trustee; or

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  exercising any trust or power conferred upon the trustee.

The holder of a debt security of any series will have the right to begin any proceeding with respect to the indenture or for any remedy only if:

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  the holder has previously given the trustee written notice of a continuing event of default with respect to that series;

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  the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request of, and offered indemnification satisfactory to, the trustee to begin a proceeding;

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  the trustee has not started a proceeding within 60 days after receiving the request; and

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  the trustee has not received directions inconsistent with such request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series during those 60 days.

However, the holder of any debt security will have an absolute right to receive payment of principal of, and any premium and interest on, the debt security when due and to institute suit to enforce a payment.

DESCRIPTION OF THE CAPITAL SECURITIES

This is a summary of provisions of the capital securities and each amended and restated trust agreement among Community First and Wilmington Trust Company and the administrative trustees. More detailed information will be provided in an accompanying prospectus supplement. Each trust will have five trustees. Three trustees will be employees or officers of Community First. These are the administrative trustees. The fourth trustee will be an entity that maintains its principal place of business in Delaware. That is the Delaware trustee. Initially, Wilmington Trust Company will act as Delaware trustee. The fifth trustee, called the property trustee, will also be Wilmington Trust Company. The property trustee is the institutional trustee under the trust agreement and acts as the indenture trustee called for under the applicable provisions of the Trust Indenture Act. Wilmington Trust Company will also act as guarantee trustee and indenture trustee under a separate guarantee agreement and separate indenture related to each trust regarding compliance with the Trust Indenture Act. Community First, as holder of all the trust's common securities, will have the right to appoint, or remove any trustee, unless an event of default has occurred and is continuing, in which case only the holders of the capital securities may remove the Delaware trustee or the property trustee. Each trust will have a term of 35 years, but may dissolve earlier as provided in the trust agreement.

The trust agreement will authorize the administrative trustees to issue the capital securities and common securities of each trust, collectively called the trust securities. The capital securities will represent preferred undivided beneficial interests in the assets of the trust, and the holders will be entitled to a preference in certain circumstances with respect to distributions and amounts payable on redemption or liquidation over the common securities of the trust which will be held by Community First.

The particular provisions of any capital security will be contained in a prospectus supplement. The prospectus supplement will describe among other things:

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  the title of the capital securities;

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  any limit upon the principal amount of the capital securities and Community First's right, if any, to increase that amount;

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  the date or dates on which the principal of the capital securities is payable or the method of determining the date and Community First's rights to shorten the date;

  •
  the rate or rates, if any, at which the capital securities bear interest;

  •
  the date or dates on which interest is due;

  •
  the right of Community First, if any, to defer or extend an interest payment date on the junior subordinated debentures and thereby defer or extend interest paid by the trust;

  •
  the regular record date for interest payments or the method by which the date is calculated;

  •
  the place or places where the principal of and any additional sums, if any and interest on the capital securities will be made;

  •
  any period or periods in which the capital securities may be redeemed in whole or in part, the price of any redemption and the terms and conditions that must be satisfied in connection with such redemption;

  •
  the denominations of any capital securities if other than $25.00;

  •
  if any capital securities are issued in a currency other than that of the United States;

  •
  any additions, modifications or changes with respect to an event of default;

  •
  if other than the principal amount, any portion of the principal amount of the capital securities that is payable upon a declaration of acceleration of the maturity;

  •
  any index or indices used to determine the amount of payments of principal or other sums payable on the capital securities and the manner in which such amounts are determined;

  •
  the terms and conditions of the issuance of a global security representing all of the capital securities related to the applicable trust and the exchange of the temporary global security for a definitive global security;

  •
  whether the capital security will be issued in whole or in part in the form of one or more global securities, and if so, identifying the depositary for the global security and indicating whether the depositary is a clearing agency under the Securities Exchange Act;

  •
  if applicable, the book-entry system maintained by Depository Trust Corporation for the issuance and transfer of the capital securities and, if applicable, the junior subordinated debentures;

  •
  the appointment of any paying agent, registrar and transfer agent and their respective duties;

  •
  the terms and applicable conditions, if any, of any right to convert or exchange the capital securities into other securities of Community First;

  •
  income tax considerations for the holder of capital securities;

  •
  the transfer restrictions, if any, and legends that will be on the capital securities;

  •
  covenants and restrictions in the trust agreement and guarantee agreement;

  •
  the degree, if any, that the capital securities will be senior, junior or equal to other securities or, indebtedness of Community First, its subsidiaries or other trusts that it has or could sponsor; and

  •
  any other terms of the capital securities that are consistent with the trust agreement.

Events of Default; Notice

Any one of the following events that has occurred and is continuing will be an "event of default" under the trust agreement with respect to the capital securities (whatever the reason for the event of default and whether it is voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

  •
  the occurrence of an event of default under the indenture governing the junior subordinated debentures issued by Community First;

  •
  default by the property trustee in the payment of any distribution when it becomes due and payable, and continuation of the default 30 days;

  •
  default in the payment of any redemption price of any trust security when it becomes due and payable;

  •
  default in the performance, or material breach, of any covenant or warranty of the property trustee in the property trust agreement, and continuation of the default or breach, for 60 days after there has been given, by registered or certified mail, to the defaulting property trustee by the holders of at least 25% in aggregate liquidation amount of the outstanding capital securities, a notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the trust agreement; or

  •
  the occurrence of certain events of bankruptcy or insolvency with respect to the property trustee and the failure by Community First to appoint a successor property trustee within 60 days.

Within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee must transmit notice of the event of default to the holders of the capital securities, the administrative trustees and Community First, unless the event of default has been cured or waived. Community First and the administrative trustees are required to file annually with the property trustee a certificate indicating whether they are in compliance with all the conditions and covenants applicable under the trust agreement.

Removal of Trustees

Unless an event of default under the applicable indenture has occurred and is continuing, Community First will be able to remove any trustee at any time. If an event of default under the indenture has occurred and is continuing, only the holders of a majority of the liquidation amount of the capital securities will be able to remove the property trustee and the Delaware trustee. The holders of the capital securities may not vote to appoint, remove or replace the administrative trustees. Those voting rights are vested exclusively in Community First as the holder of the common securities. No resignation or removal of a successor trustee will be effective until the successor trustee accepts the appointment in accordance with the provisions of the trust agreement.

Co-Trustees and Separate Property Trustee

Unless an event of default under the applicable trust agreement has occurred and is continuing, at any time, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, Community First, and the administrative trustees will have power to appoint one or more persons either to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or to act as separate trustee of any of the trust property. In either case these trustees will have the powers as may be provided in the instrument of appointment, and will have vested in them any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. If an event of default under the indenture has occurred and is continuing, the property trustee alone will have power to make this appointment.

Merger or Consolidation of Trustees

Generally, any person or successor to any of the trustees may be a successor trustee to any of the trustees including a successor resulting from a merger or consolidation. However, any successor trustee must meet all of the qualifications and eligibility standards to act as trustee.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

Restrictions on the trust's ability to merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person will be set forth in an accompanying prospectus supplement.

Voting Rights; Amendment of the Trust Agreement

Except as provided below and under "Description of Guarantee—Amendments and Assignment" and as otherwise required by the Trust Indenture Act, the trust agreement, the related indenture, or applicable laws, the holders of the capital securities will have no voting rights.

The trust agreement may be amended from time to time by Community First, and the administrative trustees, without the consent of the holders of the capital securities:

  •
  to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, which shall not be inconsistent with the other provisions of the trust agreement as long as the amendment does not have a material adverse effect on the property trustee of the applicable trust or the Delaware trustee of the applicable trust, unless the trustee consents, or on the interests of any holder of trust securities; or

  •
  to modify, eliminate or add to any provisions of the trust agreement to the extent necessary to ensure that the trust will be classified for United States federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act.

The trust agreement may be amended by the administrative trustees and Community First with the consent of holders of a majority of the aggregate liquidation amount of the outstanding trust securities, if the trustees receive an opinion of counsel that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the trust's status as a grantor trust for United States federal income tax purposes or its exemption from status as an "investment company" under the Investment Company Act. However, without the consent of each holder of trust securities, the trust agreement may not be amended to change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date, or restrict the right of a holder of trust securities to institute suit for the enforcement of any distribution payment on or after that date. Other provisions governing amendment of the trust agreement will be set forth in the prospectus supplement.

Global Capital Securities

Unless the prospectus supplement indicates otherwise, the capital securities are expected to be represented by one or more global capital securities registered in the name of the Depository Trust Company, New York, New York, referred to as DTC, or its nominee. A global capital security is a security representing interests of more than one beneficial holder. Ownership of beneficial interests in the global capital securities will be reflected in DTC participant account records through DTC's book-entry transfer and registration system. Participants are brokers, dealers, or others having accounts with DTC. Indirect beneficial interests of other persons investing in the capital securities will be shown on, and transfers will be effected only through, records maintained by DTC participants. Except as described below, or in the prospectus supplement, capital securities in definitive form will not be issued in exchange for the global capital securities.

Information Concerning the Property Trustee

The property trustee will undertake to perform only the duties set forth in the trust agreement except in the case of a default. Subject to the duties in the event of a default, the property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of capital securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur. If no event of default under the trust agreement has occurred and is continuing, and the property trustee is required to decide between alternative causes of action, construe ambiguous or inconsistent provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of capital securities are entitled to vote, then the property trustee will take the action directed in writing by Community First. If the property trustee is not so directed, then it will take the action it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

The administrative trustees will be authorized and directed to conduct the affairs of and to operate the trust in such a way that:

  •
  the trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act;

  •
  the trust will not be classified as an association taxable as a corporation for federal income tax purposes; and

  •
  the junior subordinated debentures will be treated as Community First's indebtedness for federal income tax purposes.

In this regard, Community First and the administrative trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust or the trust agreement, that Community First and the administrative trustees determine to be necessary or desirable for these purposes. The administrative trustees may assist in listing the capital securities on the Nasdaq National Market or a national securities exchange. Holders of the capital securities will have no preemptive or similar rights. The trust agreement and the trust securities will be governed by Delaware law. Community First and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the trust agreement, that they determine in their discretion to be necessary or desirable for these purposes, as long as such action does not materially adversely affect the interests of the holders of the related capital securities. Holders of the capital securities have no preemptive or similar rights. The trust will not be able to borrow money or issue debt or mortgage or pledge any of its assets. Community First has agreed to indemnify the trustees against all claims that arise from the performance of the trust agreement. The Securities and Exchange Commission has advised that indemnification for securities law liabilities is against public policy and unenforceable.

DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

The following discussion is a summary of provisions of the junior subordinated debentures that Community First will issue to the trust. The junior subordinated debentures will be issued under a subordinated indenture between Community First and Wilmington Trust Company, as trustee (the "indenture trustee"). For more detailed information, please read the indenture, which has been filed as an exhibit to the registration statement of which this prospectus forms a part. The indenture will be qualified under the Trust Indenture Act.

Concurrently with the issuance of the capital securities, the trust will invest the proceeds, together with the consideration paid by Community First for the trust's common securities, in junior subordinated debentures issued by Community First. The junior subordinated debentures will be issued as unsecured debt under the indenture.

General

The following description of the junior subordinated debentures sets forth certain general terms and conditions. The particular provisions of any junior subordinated debentures will be contained in a prospectus supplement. The prospectus supplement will describe among other things:

  •
  the title of the junior subordinated debentures;

  •
  any limit upon the principal amount of the junior subordinated debentures and Community First's right, if any, to increase that amount;

  •
  the date or dates on which the principal on the junior subordinated debentures is payable or the method of determining the date and Community First's rights to change the date;

  •
  the rate or rates, if any, at which the junior subordinated debentures bear interest;

  •
  the date or dates on which interest is due;

  •
  the right of Community First, if any, to defer or extend an interest payment date;

  •
  the regular record date for interest payments or the method by which such date is calculated;

  •
  the place or places where the principal of and any additional sums, if any and interest on the subordinated debentures will be made;

  •
  any period or periods in which the junior subordinated debentures may be redeemed in whole or in part, the price of any redemption and the terms and conditions that must be satisfied in connection with a redemption;

  •
  the denominations of any junior subordinated debenture if other than $25.00;

  •
  if any junior subordinated debenture is issued in a currency other than that of the United States;

  •
  any additions, modifications or changes with respect to an event of default;

  •
  if other than the principal amount, any portion of the principal amount of the junior subordinated debenture that is payable upon a declaration of acceleration of the maturity;

  •
  any additions or changes to the junior subordinated indenture as may be necessary to issue junior subordinated debentures in bearer form;

  •
  any index or indices used to determine the amount of payments of principal or other sums payable on the junior subordinated debentures and the manner in which the amounts are determined;

  •
  the terms and conditions of the issuance of a global security representing all of the junior subordinated debentures related to the trust and the exchange of the temporary global security for a definitive junior subordinated debenture;

  •
  whether the junior subordinated debentures will be issued in whole or in part in the form of one or more global securities, and if so, identifying the depositary for the global security and indicating whether the depositary is a clearing agency under the Securities Exchange Act and describing the system of book-entry by the depository;

  •
  the circumstances, if any, under which the indenture may be amended;

  •
  the appointment of any paying agent or agents;

  •
  the terms and conditions, if any, of any right to convert or exchange the junior subordinated debentures into other securities of the Community First;

  •
  the transfer restrictions, if any, and legends that will be on the junior subordinated debentures;

  •
  income tax considerations to holders of junior subordinated debentures if distributed to holders of capital securities;

  •
  the form of trust agreement and guarantee agreement;

  •
  the degree, if any, that the junior subordinated debentures will be senior, junior or equal to other securities, indebtedness of Community First, its subsidiaries or other trusts that it has or could sponsor; and

  •
  any other terms of the junior subordinated debentures that are consistent with the junior subordinated indenture.

Distribution Upon Liquidation

Under certain circumstances involving the termination of the trust, the junior subordinated debentures may be distributed to the holders of the capital securities upon liquidation of the trust after satisfaction of liabilities to creditors of the trust. If the junior subordinated debentures are distributed to holders of the capital securities in liquidation, they will initially be issued in the form of one or more global securities and the depositary, or any successor depositary for the capital securities, will also act as depositary for the junior subordinated debentures. It is anticipated that the depositary arrangements for the junior subordinated debentures will be substantially identical to those in effect for the capital securities. If the junior subordinated debentures are distributed to the holders of capital securities on the liquidation of trust, there can be no assurance as to the market price of the junior subordinated debentures.

Restrictions on Certain Payments

When Community First has issued the junior subordinated debentures to the trust in connection with the issuance of the capital securities by the trust and there has occurred one of the following:

  •
  any event that would constitute a debenture event of default under the indenture, and Community First has not taken reasonable steps to cure the default;

  •
  Community First has given notice of its election of an extension period as provided in the indenture for the junior subordinated debentures and it has not rescinded the notice, or the extension period is continuing; or

  •
  Community First is in default on any obligation under the guarantee while the junior subordinated debentures are held by the trust,

then Community First will not:

  •
  declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock; or

  •
  make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of its junior debt securities, including other junior subordinated debt that ranks equal to or junior to the junior subordinated debentures; or

  •
  make any guarantee payments with respect to any guarantee by Community First of the debt securities of any of its subsidiaries if the guarantee ranks equal to or junior to the junior subordinated debentures, except that Community First may:

  •
  pay dividends or distributions in common stock;

  •
  declare a dividend in connection with the implementation of a stockholders' rights plan, or issue stock under any rights plan in the future or redeem or repurchase any rights pursuant to a rights plan;

  •
  make payments under the guarantee; and

  •
  purchase common stock related to rights under any of Community First's benefit plans for its directors, officers or employees.

Subordination

The junior subordinated debentures rank equally with any trust securities we have and may issue, and will be subordinate to all of our existing and future debt, other than the trust securities, unless those obligations are specifically subordinated. Upon payment or distribution of assets to creditors upon liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of Community First, holders of senior and subordinated debt will first be entitled to receive payment in full of principal and interest, if any, on any senior and subordinated debt before the holders of junior subordinated debentures will be entitled to receive any payments on the junior subordinated debentures.

In the event of the acceleration of the maturity of any junior subordinated debentures, the holders of all senior and subordinated debt outstanding at the time of the acceleration, will first be entitled to receive payment in full of all amounts due on the senior or subordinated debt, including any amounts due upon acceleration, before the holders of junior subordinated debentures will be entitled to receive payment on the junior subordinated debentures. However, holders of subordinated debt will not receive payment if the subordinated debt is subordinated to trade creditors.

Community First will not pay principal or interest on the junior subordinated debentures if a default has occurred and is continuing on any senior and subordinated debt, or if there has been acceleration of any senior or subordinated debt due to an event of default, or if any judicial proceeding shall be pending on a default on any senior subordinated debt.

Debt means for purposes of the indenture:

  •
  every obligation for money borrowed;

  •
  every obligation evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

  •
  every reimbursement obligation with respect to letters of credit, bankers' acceptances or similar facilities issued;

  •
  every obligation issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

  •
  every capital lease obligation; and

  •
  every obligation of the type referred to above and all dividends of the payment of which, in either case, has been guaranteed.

Senior and subordinated debt, means under the indenture, the principal, premium, and interest, if any, on debt, whether incurred on or prior to the date of the indenture or thereafter incurred, unless it is provided in a governing instrument that the obligations are not superior in right of payment to the junior subordinated debentures or to other debt which is equal to, or subordinated to, the junior subordinated debentures. However, senior debt does not include:

  •
  any debt of Community First which when incurred and without respect to any election under section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to Community First;

  •
  any debt of Community First to any of its subsidiaries;

  •
  any debt to any employee of Community First;

  •
  any debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of such debt by the holders of the junior subordinated debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on such trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject;

  •
  the guarantee described below; and

  •
  any other debt securities issued pursuant to the indenture.

The indenture places no limitation on the amount of additional senior and subordinated debt that Community First may incur. Community First expects from time to time to incur additional indebtedness that will be senior and subordinated debt.

Modification of Indenture

Community First and the indenture trustee may, without the consent of the holders of the junior subordinated debentures, amend, waive or supplement the indenture to cure ambiguities, defects or inconsistencies, as long as the action does not materially adversely affect the interests of the holders of the junior subordinated debentures or the capital securities if outstanding, and qualify, or maintain the qualification of, the indenture under the Trust Indenture Act. The indenture contains provisions permitting Community First and the indenture trustee, with the consent of a majority of the holders in principal amount of the outstanding junior subordinated debentures, to modify the indenture in a manner affecting the rights of the holders of the junior subordinated debentures; but no modification without the consent of all holders of outstanding junior subordinated debentures can:

  •
  change the stated maturity of the junior subordinated debentures;

  •
  reduce the principal amount of the junior subordinated indentures;

  •
  reduce the rate or extend the time of payment of interest; or

  •
  reduce the percentage of principal amount of junior subordinated debentures.

So long as any of the capital securities remain outstanding, no modification may be made that adversely affects the holders of capital securities in any material respect, and no termination of the indenture may occur, and no waiver of any default under the indenture or compliance with any covenant under the indenture may be effective, without the prior consent of the holders of a majority of the aggregate liquidation amount of the capital securities unless and until the principal of the junior subordinated debentures and all accrued and unpaid interest has been paid in full and certain other conditions are satisfied.

Debenture Events of Default

The indenture provides that any one or more of the following described events or actions by Community First that has occurred and is continuing constitutes a "debenture event of default" on the junior subordinated debentures:

  •
  failing for 30 days to pay any interest when due on the junior subordinated debentures, subject to the deferral of any due date if an extension of interest payment is permitted;

  •
  failing to pay any principal when due on the junior subordinated debentures whether at maturity, upon redemption by declaration or otherwise;

  •
  failing to observe or perform in any material respect certain other covenants contained in the indenture for 90 days after written notice to Community First from the indenture trustee or to Community First and the indenture trustee by the holders of at least 25% in aggregate outstanding principal amount of the junior subordinated debentures; or

  •
  certain events in bankruptcy, insolvency or reorganization of Community First.

The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee. The indenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the junior subordinated debentures may declare the principal due and payable immediately upon a default under the indenture. The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures may cancel a declaration of principal due and waive the default if:

  •
  the default is failure to pay principal on the junior subordinated debentures which has become due solely by acceleration;

  •
  the default has been cured; and

  •
  a sum to pay all matured installments of interest and principal due other than due to acceleration has been deposited with the indenture trustee.

If the holders of the junior subordinated debentures do not cancel a declaration of principal due and waive the default, then the holders of a majority in aggregate liquidation amount of the capital securities will have that right.

If a default under the indenture occurs and is continuing, the property trustee may declare the principal and the interest on junior subordinated debentures, and any other amounts payable under the indenture, to be due and enforce its other rights as a creditor with respect to the junior subordinated debentures. Community First is required to file annually with the indenture trustee a certificate as to whether or not Community First is in compliance with all the conditions and covenants applicable to it under the indenture.

Enforcement of Certain Rights by Holders of Capital Securities

If a default under the indenture has occurred and is continuing and the default is because Community First has not paid interest or principal on the junior subordinated debentures on the date due, a holder of capital securities may institute a direct action against Community First for enforcement of payment of the principal or interest on the junior subordinated debentures having a principal amount equal to the aggregate liquidation amount of the capital securities of the holder. Community First may not amend the indenture to remove the right of holders to bring a direct action without the consent of all holders of capital securities. If the right to bring a direct action is removed, the trust may become subject to the reporting obligations under the Exchange Act. Community First has the right under the indenture to set-off any payment made to the holder of capital securities by Community First in connection with a direct action. The holders of the capital securities would not be able to exercise directly any remedies other than those set forth in the preceding paragraph unless there has been an event of default under the trust agreement.

Consolidation, Merger, Sale of Assets and Other Transactions

Community First may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, and no entity may consolidate with or merge into Community First or convey, transfer or lease its properties and assets substantially as an entirety to Community First, unless:

  •
  in the event Community First consolidates with or merges into another entity or conveys or transfers its properties and assets substantially as an entirety to any entity, the successor entity is organized under the laws of the United States or any state or the District of Columbia, and the successor entity expressly assumes Community First's obligations on the junior subordinated debentures issued under the indenture;

  •
  immediately after giving effect to the transaction, no event of default under the indenture will occur; and

  •
  certain other conditions as prescribed in the indenture are met.

The general provisions of the indenture do not afford holders of the junior subordinated debentures protection in the event of a highly leveraged or other transaction involving Community First that may adversely affect holders of the junior subordinated debentures.

Satisfaction and Discharge

The indenture will cease to be of further effect and Community First will have satisfied and discharged its obligations when, among other things, all junior subordinated debentures not previously delivered to the indenture trustee for cancellation:

  •
  have become due and payable; or

  •
  will become due and payable at their stated maturity within one year, and Community First deposits with the indenture trustee funds in trust, for the purpose and in an amount in the currency or currencies in which the junior subordinated debentures are payable sufficient to pay and discharge the entire indebtedness on the junior subordinated debentures not previously delivered to the indenture trustee for cancellation, for the principal and interest to the date of the deposit or to the stated maturity, as the case may be, except, that Community First may have to pay all other sums due pursuant to the indenture and provide the officers' certificates and opinions of counsel.

Governing Law

The indenture and the junior subordinated debentures will be governed by and construed in accordance with Minnesota law.

Information Concerning the Indenture Trustee

The indenture trustee is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of junior subordinated debentures, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities which might be incurred. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Covenants of Community First

In addition to any covenants specifically set forth in the prospectus supplement, Community First will also covenant, as to the junior subordinated debentures:

  •
  to maintain directly or indirectly 100% ownership of the common securities of the trust to which junior subordinated debentures have been issued, provided that certain successors which are permitted pursuant to the indenture may succeed to Community First's ownership of the common securities;

  •
  not to voluntarily dissolve, wind up or liquidate the trust, except upon prior approval of the Federal Reserve if then so required under applicable capital guidelines or policies of the Federal Reserve, and except in connection with a distribution of junior subordinated debentures to the holders of the capital securities in liquidation of the trust, or in connection with certain mergers, consolidations, or amalgamations permitted by the trust agreement; and

  •
  to use its reasonable efforts, consistent with the terms and provisions of the trust agreement, to cause the trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

DESCRIPTION OF GUARANTEE

Community First will provide the capital securities guarantee agreement concurrently with the issuance of the capital securities for the benefit of the holders of the capital securities. Wilmington Trust Company will act as guarantee trustee under the guarantee for the purposes of compliance with the Trust Indenture Act, and the guarantee will be qualified as an indenture under the Trust Indenture Act. The following is a summary of provisions of the guarantee for more detailed information, please review the guarantee agreement, including its definitions and the Trust Indenture Act. The form of the guarantee has been filed as an exhibit to the registration statement of which this prospectus forms a part. The guarantee trustee will hold the guarantee for the benefit of the holders of the capital securities.

General

The guarantee is an irrevocable guarantee, on a subordinated basis, of the trust's obligations under the capital securities, but will apply only to the extent that the trust has sufficient funds to make payments, and is not a guarantee of collection. Community First will irrevocably agree to pay in full on a subordinated basis, to the extent the guarantee payments (as defined below) to the holders of the capital securities, as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert other than the defense of payment.

The following payments with respect to the capital securities, to the extent not paid by or on behalf of the trust, will be subject to the guarantee:

  •
  any accumulated and unpaid distributions required to be paid on the capital securities, to the extent that the trust has funds on hand available for distributions at the time;

  •
  the redemption price with respect to any capital securities called for redemption to the extent that the trust has funds on hand available for redemption at the time; and

  •
  upon a voluntary or involuntary dissolution, winding up or liquidation of the trust (unless the junior subordinated debentures are distributed to holders of the capital securities), the lesser of: (1) the liquidation distribution and (2) the amount of assets of the trust remaining available for distribution to holders of capital securities.

Community First's obligation to make a guarantee payment may be satisfied by direct payment of the required amounts to the holders of the capital securities or by causing the trust to pay the amounts to the holders. If Community First does not make interest payments on the junior subordinated debentures held by the trust, the trust will not be able to pay distributions on the capital securities. The guarantee will rank junior to all senior and subordinated debt of Community First. Because Community First is a holding company, the right of Community First to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except if Community First may itself be recognized as a creditor of that subsidiary. Accordingly, Community First's obligations under the guarantee will be subordinated to all existing and future liabilities of Community First's subsidiaries, and claimants should look only to the assets of Community First for payments. Generally, the guarantee will not limit Community First from incurring or issuing secured or unsecured debt, whether under the indenture, any other indenture that Community First may enter into or otherwise.

Community First will, through the guarantee, the trust agreement, the junior subordinated debentures, the indenture and the expense agreement, taken together, fully, irrevocably and unconditionally guarantee all of the trust's obligations under the capital securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the guarantee. It is the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the capital securities. Please see "Relationship Among the Capital Securities, the Junior Subordinated Debentures and the Guarantee."

Status of the Guarantee

The guarantee will be an unsecured obligation of Community First and will rank junior to all senior and subordinated debt in the same manner as the junior subordinated debentures. The guarantee is a guarantee of payment but not of collection. For example, the guaranteed party may institute a legal proceeding directly against Community First to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity. The guarantee will be held for the benefit of the holders of the capital securities. The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the trust, or upon distribution of the junior subordinated debentures to the holders of the capital securities. The guarantee does not place a limitation on the amount of additional senior and subordinated debt that Community First may incur. Community First expects from time to time to incur additional indebtedness constituting senior and subordinated debt.

Amendments and Assignment

Except for changes that do not materially adversely affect the rights of holders of the capital securities (in which case no vote will be required), the guarantee may not be amended without the prior approval of the holders of a majority of the aggregate liquidation amount of the outstanding capital securities. Please see "Description of the Capital Securities — Voting Rights; Amendment of Trust Agreement." All guarantees and agreements contained in the guarantee bind the successors, assigns, receivers, trustees and representatives of Community First and are for the benefit of the holders of the capital securities outstanding at that time.

Events of Default

An event of default under the guarantee will occur if Community First does not perform any of its payment or other obligations under the guarantee. The holders of not less than a majority in aggregate liquidation amount of the capital securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee under the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee. Any holder of the capital securities may institute a legal proceeding directly against Community First to enforce its rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity. Community First, as guarantor, is required to file annually with the guarantee trustee a certificate as to whether or not Community First is in compliance with all the conditions and covenants applicable to it under the guarantee.

Information Concerning the Guarantee Trustee

The guarantee trustee, other than upon the occurrence and continuance of a default by Community First in performance of the guarantee, undertakes to perform only those duties as are specifically set forth in the guarantee. When an event of default has occurred and is continuing, the guarantee trustee must exercise the same degree of care and skill that a prudent person would exercise or use in the conduct of his or her own affairs. The guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of any capital securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might be incur in exercising the powers, but this does not relieve the guarantee trustee of its obligations to exercise the rights and powers under the guarantee in the event of a default.

Termination of the Guarantee

The guarantee will terminate upon full payment of the redemption price of the capital securities, upon full payment of the amounts due upon liquidation of the trust or upon distribution of junior subordinated debentures to the holders of the capital securities. The guarantee will continue to be effective or will be reinstated if, at any time, any holder of the capital securities must restore payment of any sums paid under the capital securities or the guarantee.

Governing Law

The guarantee will be governed by and construed in accordance with Minnesota law.

The Expense Agreement

Community First will enter into an agreement as to expenses and liabilities of the trust. Under this expense agreement, Community First will irrevocably and unconditionally guarantee to each person or entity to whom the trust becomes indebted or liable, full payment of any costs, expenses or liabilities of the trust, other than obligations of the trust to pay to the holders of the capital securities or other similar interests in the trust of the amounts due to holders to the terms of the capital securities similar interests.

RELATIONSHIP AMONG THE CAPITAL SECURITIES, THE
JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE

Full and Unconditional Guarantee

Community First will irrevocably guarantee payments of distributions and other amounts due on the capital securities to the extent the trust has funds available for the payment of these distributions, to the extent set forth under "Description of Guarantee." Taken together, Community First's obligations under the junior subordinated debentures, the indenture, the trust agreement, the expense agreement and the guarantee will provide, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the capital securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the guarantee. It is the combined operation of those documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the capital securities. If Community First does not make payments on the junior subordinated debentures, the trust will not pay distributions or other amounts due on the capital securities. The guarantee does not cover payment of distributions when the trust does not have sufficient funds to pay distributions. In that event, the holder of capital securities can institute a legal proceeding directly against Community First to enforce payment of distributions. Community First's obligations under the guarantee are junior to all its senior and subordinated debt.

Sufficiency of Payments

As long as payments of interest and other payments are made when due on the junior subordinated debentures, the payments will be sufficient to cover distributions and other payments due on the capital securities, primarily because:

  •
  the aggregate principal amount of the junior subordinated debentures will be equal to the sum of the aggregate liquidation amount of the capital securities and common securities;

  •
  the interest rate and interest and other payment dates on the junior subordinated debentures will match the distribution rate and distribution and other payment dates for the capital securities;

  •
  Community First will pay for all costs, expenses and liabilities of the trust, except the trust's obligations to holders of capital securities; and

  •
  the trust agreement further provides that the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

Community First has the right to set-off any payment it is otherwise required to make under the indenture to the extent it has made or is making under the guarantee.

Enforcement Rights of Holders of the Capital Securities Under the Guarantee

A holder of any of the capital securities will be able to institute a legal proceeding directly against Community First to enforce the holder's rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the trust or any other person or entity. A default under any of Community First's senior and subordinated debt would not constitute a default under the trust agreement. However, in the event of payment defaults under, or acceleration of, Community First's senior and subordinated debt, the subordination provisions of the indenture provide that no payments may be made on the junior subordinated debentures until the senior and subordinated debt has been paid in full or any payment default has been cured or waived. Community First's failure to make required payments on the junior subordinated debentures would constitute an event of default under the trust agreement.

Limited Purpose of the Trust

The capital securities will represent a beneficial interest in the trust, and the trust exists for the sole purpose of issuing the capital securities and investing the proceeds from their sale in Community First's junior subordinated debentures. A principal difference between the rights of a holder of the capital securities and a holder of a junior subordinated debenture is that a holder of a junior subordinated debenture is entitled to receive from Community First the principal amount of, and interest accrued on, junior subordinated debentures held, while a holder of the capital securities is entitled to receive distributions from the trust, or from Community First under its guarantee, to the extent the trust has funds available for the payment of distributions.

Rights Upon Dissolution

Upon any voluntary or involuntary dissolution, winding-up or liquidation of the trust involving the liquidation of the junior subordinated debentures, the holders of capital securities will be entitled to receive, out of assets held by the trust, after satisfaction of the trust's liabilities to creditors, the liquidation distribution in cash. Upon any voluntary or involuntary liquidation or bankruptcy of Community First, the property trustee, as holder of the junior subordinated debentures, would be a subordinated creditor of Community First, subordinated in right of payment to all senior and subordinated debt as set forth in the indenture, but entitled to receive payment in full of principal and interest, before any stockholders of Community First receive payments or distributions. Since Community First is the guarantor under the guarantee and has agreed to pay for all costs, expenses and liabilities of the trust, other than the trust's obligations to the holders of its capital securities, the positions of a holder of the capital securities and a holder of junior subordinated debentures relative to other creditors and to stockholders of Community First in the event of liquidation or bankruptcy of Community First are expected to be substantially the same.

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to this prospectus through agents, through underwriters or dealers or directly to one or more purchasers.

Underwriters, dealers and agents that participate in the distribution of the securities offered pursuant to this prospectus may be underwriters as defined in the Securities Act of 1933 and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation (including underwriting discount) will be described in the prospectus supplement. The prospectus supplement will also describe other terms of the offering, including the initial public offering, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered securities may be listed.

The distribution of the securities offered under this prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

If the prospectus supplement indicates, we will authorize dealers or agents to solicit offers by certain institutions to purchase offered securities from us pursuant to contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

  •
  commercial and savings banks;

  •
  insurance companies;

  •
  pension funds;

  •
  investment companies; and

  •
  educational and charitable institutions.

The institutional purchaser's obligations under the contract are only subject to the condition that the purchase of the offered securities at the time of delivery is allowed by the laws that govern the purchaser. The dealers and our agents will not be responsible for the validity or performance of the contracts.

We and the trusts may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those certain civil liabilities.

When we or the trust issue the securities offered by this prospectus, they may be new securities without an established trading market. If we sell a security offered by this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security, but the underwriter will not be obligated to do so and could discontinue any market making without notice at any time. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered by this prospectus.

Underwriters and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses.

LEGAL OPINIONS

Lindquist & Vennum P.L.L.P. will issue an opinion about the legality of the securities offered by this prospectus. Patrick Delaney, a partner in Lindquist & Vennum, is a holder of common stock and options to purchase common stock, which represent less than 1% of the total outstanding common stock of Community First, and is the secretary and a director of Community First. Lindquist & Vennum will also provide an opinion relating to certain income tax considerations in connection with the issuance of capital securities. Delaware counsel will provide an opinion related to certain legal matters of Delaware law concerning existence and formation of the trusts, the enforceability of the trust agreement and the validity of the capital securities. Any underwriters will be represented by their own legal counsel.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing. To the extent that Ernst & Young LLP audits and reports on our consolidated financial statements issued at future dates, and it consents to the future use of their report, those future consolidated financial statements also will be incorporated by reference in this prospectus in reliance on their report given on their authority as experts in accounting and auditing.

2,400,000 Capital Securities

CFB CAPITAL III

8.125% Cumulative Capital Securities
(Liquidation Amount $25 Per Capital Security)
Fully and Unconditionally Guaranteed by

PROSPECTUS SUPPLEMENT

U.S. Bancorp Piper Jaffray

RBC Capital Markets

March 21, 2002

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TABLE OF CONTENTS
SUMMARY
RISK FACTORS
USE OF PROCEEDS
ACCOUNTING TREATMENT
CAPITALIZATION
DESCRIPTION OF THE CAPITAL SECURITIES
DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES
BOOK-ENTRY ISSUANCE
DESCRIPTION OF THE GUARANTEE
RELATIONSHIP AMONG THE CAPITAL SECURITIES, THE JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE
FEDERAL INCOME TAX CONSEQUENCES
ERISA CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
ABOUT THIS PROSPECTUS
COMMUNITY FIRST BANKSHARES
THE TRUSTS
WHERE YOU CAN FIND MORE INFORMATION
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF THE CAPITAL SECURITIES
DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES
DESCRIPTION OF GUARANTEE
RELATIONSHIP AMONG THE CAPITAL SECURITIES, THE JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE
PLAN OF DISTRIBUTION
LEGAL OPINIONS
EXPERTS